           AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 1996
                                                       Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            CYPRESS BIOSCIENCE, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                 2831                                  22-2389839
(State or other jurisdiction of         (Primary Standard Industrial        (I.R.S. Employer Identification Number)
incorporation or organization)          Classification Code Number)

                         4350 EXECUTIVE DRIVE, SUITE 325
                               SAN DIEGO, CA 92121
                                 (619) 452-2323
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                                 JAY D. KRANZLER
              CHIEF EXECUTIVE OFFICER, CHIEF SCIENTIFIC OFFICER AND
                VICE CHAIRMAN OF THE BOARD OF DIRECTORS
                            CYPRESS BIOSCIENCE, INC.
                         4350 EXECUTIVE DRIVE, SUITE 325
                               SAN DIEGO, CA 92121
                                 (619) 452-2323
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                             FREDERICK T. MUTO, ESQ.
                              CARL R. SANCHEZ, ESQ.
                              COOLEY GODWARD CASTRO
                                HUDDLESON & TATUM
                        4365 EXECUTIVE DRIVE, SUITE 1100
                               SAN DIEGO, CA 92121

        Approximate date of commencement of proposed sale to the public:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration serial number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                    CALCULATION OF REGISTRATION FEE
===============================================================================================================================
          TITLE OF SECURITIES      AMOUNT TO BE        PROPOSED MAXIMUM              PROPOSED MAXIMUM              AMOUNT OF
           TO BE REGISTERED         REGISTERED     OFFERING PRICE PER SHARE(1)  AGGREGATE OFFERING PRICE(1)    REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.02 par value ....    100,000                $2.125                       $212,500                   $100
===============================================================================================================================

(1) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq SmallCap Market on July 9, 1996.

- ------------------------
      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                            CYPRESS BIOSCIENCE, INC.

                              CROSS-REFERENCE SHEET

                    PURSUANT TO ITEM 501(b) OF REGULATION S-K
                  SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                          REQUIRED BY ITEMS OF FORM S-1

ITEM NUMBER AND HEADING IN                                               LOCATION IN PROSPECTUS
FORM S-1 REGISTRATION STATEMENT                                          ----------------------
- -------------------------------
1.   Forepart of the Registration Statement and Outside
     Front Cover Page of Prospectus................................      Outside Front Cover Page

2.   Inside Front and Outside Back Cover Pages of Prospectus.......      Inside Front and Outside Back Cover Pages

3.   Summary Information, Risk Factors and Ratio
     of Earnings to Fixed Charges .................................      Prospectus Summary; Risk Factors

4.   Use of Proceeds...............................................      Use of Proceeds

5.   Determination of Offering Price ..............................      Not Applicable

6.   Dilution......................................................      Not Applicable

7.   Selling Security Holders......................................      Principal Stockholders and Selling Security Holder

8.   Plan of Distribution..........................................      Outside Front and Inside Front Cover Pages; Plan
                                                                         of Distribution

9.   Description of Securities to be Registered....................      Outside Front Cover Page; Description of Capital
                                                                         Stock
10.  Interests of Named Experts and Counsel........................      Not Applicable

11.  Information with Respect to the Registrant....................      Outside Front and Inside Front Cover Pages;
                                                                         Prospectus Summary; Risk Factors; Dividend
                                                                         Policy; Price Range of Common Stock; Selected
                                                                         Consolidated Financial Data; Management's
                                                                         Discussion and Analysis of Financial Condition
                                                                         and Results of Operations; Changes In and
                                                                         Disagreements With Accountants on Accounting and
                                                                         Financial Disclosure; Business; Management;
                                                                         Certain Transactions; Principal Stockholders and
                                                                         Selling Security Holder; Description of Capital
                                                                         Stock; Shares Eligible for Future Sale;
                                                                         Consolidated Financial Statements
12.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities................      Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION DATED JULY     , 1996

                                   PROSPECTUS

                                 100,000 SHARES

                            CYPRESS BIOSCIENCE, INC.

                                  COMMON STOCK

         All of the 100,000 shares of Common Stock, par value $.02 per share (the "Common Stock"), being offered hereby (the "Shares") are being offered by Brean, Murray, Foster Securities, Inc. (the "Selling Security Holder"). Cypress Bioscience, Inc. (the "Company") will not receive any of the proceeds from the sale of any of the Shares by the Selling Security Holder. The Selling Security Holder acquired the Shares from the Company in January 1996 in a private placement of Common Stock of the Company at a purchase price of $1.50 per Share. See "Plan of Distribution."

         As of May 21, 1996, the Common Stock of the Company has been traded on the Nasdaq SmallCap Market under the symbol "CYPB." Prior to May 21, 1996, the Common Stock of the Company was traded on the Nasdaq SmallCap Market under the symbol "IMRE." The last reported sales price of the Company's Common Stock on the Nasdaq SmallCap Market on July 9, 1996 was $2.125 per share." See "Price Range of Common Stock."

       THE SECURITIES BEING OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
         SEE "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

         No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $37,600. The aggregate proceeds to the Selling Security Holder from the sale of the Shares will be the sales price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

                 THE DATE OF THIS PROSPECTUS IS JULY    , 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional
Offices: Chicago Regional Office, 500 West Madison Street, Suite 1400, Northwest Atrium Center, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Common Stock of the Company is quoted on the Nasdaq SmallCap Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         A registration statement on Form S-1 with respect to the Common Stock offered hereby (the "Registration Statement") has been filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits and schedules thereto may be inspected by anyone without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission upon the payment of certain fees prescribed by the Commission.

         PROSORBA(R) is a registered trademark of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.


                                       2.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                   THE COMPANY

         Cypress Bioscience, Inc. (the "Company") was incorporated in 1981 to research, develop, manufacture and market medical devices for the treatment and diagnosis of select immune-mediated diseases, transplantations and cancers. The Company's first product, the PROSORBA(R) column, a medical device, treats a patient's defective immune system so that it can more effectively respond to certain diseases. The Company's PROSORBA(R) column is a therapeutic, extracorporeal immunoadsorption device which removes circulating immune complexes (CICs) and immunoglobulin G (IgG) from a patient's plasma in a procedure that takes place in an extracorporeal loop (i.e., outside the body) and returns all other necessary plasma compounds back to the patient. During PROSORBA(R) column therapy, blood is drawn from one arm of the patient, plasma and red bloods cells are separated, the plasma is filtered through the PROSORBA(R) column to remove unwanted CICs and IgG, then combined with the red blood cells and returned to the patient's other arm. The PROSORBA(R) column therapy is noninvasive and is administered on an outpatient basis.

         The Company received marketing approval from the U.S. Food and Drug Administration (the "FDA") in December 1987 to distribute the PROSORBA(R) column for the treatment of idiopathic thrombocytopenic purpura ("ITP"), an immune-mediated bleeding disorder. Since 1987, the Company has had approximately $23 million of sales of the PROSORBA(R) column for use in ITP therapy.

         The Company is currently in the process of conducting clinical trials for the use of the PROSORBA(R) column therapy to treat rheumatoid arthritis. In September 1995, the Company announced the results of its 15 patient pilot clinical trial that used the PROSORBA(R) column therapy in the treatment of rheumatoid arthritis. The Company believes that the clinical results, which showed a statistically significant 76% reduction in painful joints and a 70% reduction in swollen joints in 11 patients three months after completing the PROSORBA(R) column treatment, confirms the potential utility of the PROSORBA(R) column therapy in treating rheumatoid arthritis reported earlier in an independent study published in the JOURNAL OF RHEUMATOLOGY in May 1994. In November 1995, the FDA conditionally approved the Company's application to begin a pivotal clinical trial at 12 centers using the PROSORBA(R) column in the treatment of patients with rheumatoid arthritis. The Company has since commenced such clinical trial.

         The Company believes that its future success will depend on its ability to improve PROSORBA(R) column sales for its currently approved indication, ITP, obtain FDA marketing approval for additional disease indications and acquire and/or develop complementary therapeutic and diagnostic therapies. The Company recently terminated its exclusive distribution agreement with Baxter Healthcare Corporation ("Baxter"), which granted to Baxter the exclusive right to distribute the Company's PROSORBA(R) column in the United States and Canada. As a result of the termination of the Baxter agreement, effective May 1, 1996, the Company regained the right, among other things, to sell its PROSORBA(R) column directly to customers who had previously purchased PROSORBA(R) columns through Baxter, as well as directly to any other potential customers who wish to purchase PROSORBA(R) columns. The Company has to establish its own sales force to market and sell the PROSORBA(R) column, and is still in the process of establishing such sales force. The Company believes that its own sales force, dedicated solely to the marketing and sales of the PROSORBA(R) column, will be more effective than distributing the PROSORBA(R) column through a third party.

         The Company is in the process of implementing a substantial restructuring plan intended to put in place experienced senior management and consolidate the Company's operations. In December 1995, Jay D. Kranzler, M.D., Ph.D. was appointed as the Company's Chief Executive Officer and Vice Chairman of the Board of Directors. In March 1996, Dr. Kranzler also assumed the position of Chief Scientific Officer. Also in December 1995, Debby Jo Blank, M.D., was appointed as the Company's President, Chief Operating Officer and Director.



                                       3.

         The restructuring plan includes consolidating the Company's manufacturing operations into one central facility in Redmond, Washington. In addition, the restructuring plan includes relocating all of the Company's operations, except manufacturing, from Seattle, Washington to San Diego, California by the end of 1996. The Company believes that relocating its operations to San Diego, widely recognized as the fourth largest biotechnology center in the United States, will provide the Company with greater exposure within the industry and better position the Company to market its products. In addition, in the event the Company wishes to expand staffing, San Diego's highly skilled work force will provide significant resources from which the Company may draw to meet future staffing needs.

         The Company was incorporated under the laws of the State of Delaware in 1981. The Company's executive offices are located at 4350 Executive Drive, Suite 325, San Diego, California 92121 and its telephone number is (619) 452-2323.

                                  THE OFFERING

Common Stock to be offered by the Selling Security Holder.....    100,000 shares
Common Stock to be outstanding after the offering.............    30,577,257(1) shares
Use of proceeds...............................................    The Company  will not receive  any of the  proceeds  from the sale of Common  Stock by the  Selling  Security  Holder.  See
                                                                  "Use of Proceeds."
Nasdaq SmallCap Market symbol for Common Stock................    CYPB

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                    (in thousands, except per share amounts)

                                                                                                    Three Months
                                                      Year Ended December 31,                      Ended March 31,
                                     --------------------------------------------------------    -------------------
                                       1991        1992        1993        1994        1995        1995       1996
                                     --------    --------    --------    --------    --------    --------   --------
                                                                                                     (unaudited)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:

Revenues .........................   $  2,905    $  4,440    $  5,545    $  4,990    $  4,223    $  3,044   $    138
Total costs and expenses .........      4,359       7,921      10,514      11,141      11,049       2,687      2,339
Net (loss) income ................     (1,453)     (3,443)     (4,921)     (6,151)     (6,826)        357     (2,201)
Net (loss) income per share ......   $  (0.14)   $  (0.25)   $  (0.33)   $  (0.40)   $  (0.39)   $   0.02   $  (0.08)
                                     ========    ========    ========    ========    ========    ========   ========
Shares used in calculation of
  net (loss) income per share(2)..     10,160      14,030      14,716      15,244      17,599      17,015     26,001
                                     ========    ========    ========    ========    ========    ========   ========

                                                          December 31,      March 31,
                                                              1995             1996
                                                          ------------     -----------
 CONSOLIDATED BALANCE SHEET DATA:                                          (unaudited)

 Cash, cash equivalents and investments................        $1,010          $11,364
 Working capital (deficit).............................          (689)          10,939
 Total assets..........................................          4,564          14,353
 Long term debt (net of current portion)...............      1,370,972         420,012
 Accumulated deficit...................................       (44,042)        (46,243)
 Total stockholders' equity (net capital deficiency)...          (525)          11,849

- -----------

(1) Assumes the exercise of outstanding warrants to purchase 1,850,000 shares of Common Stock of the Company issued in 1991. See "Description of Capital Stock -- Warrants."

(2) See Note 2 in Notes to Consolidated Financial Statements for information concerning the computation of net (loss) income per share.



                                       4.

                                  RISK FACTORS

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited, to those discussed in this section, as well as those discussed elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Shares being offered hereby.

         NEED FOR ADDITIONAL CAPITAL. The Company is actively seeking opportunities to raise additional capital through the private equity market and corporate partners. Such capital would be used primarily to develop new and complete existing research and development activities, including funding clinical trials for rheumatoid arthritis and certain platelet disorders. The amount of capital required by the Company is primarily dependent upon the following factors: results of clinical trials, results of current research and development efforts, the FDA regulatory process, potential competitive and technological advances and levels of product sales. Because the Company is unable to predict the outcome of the previously noted factors, some of which are beyond the Company's control, the Company is unable to estimate, with certainty, its mid- to long-term total capital needs. There can be no assurance that the Company will be able to raise additional capital through the private equity market or corporate partnering transactions or that funds raised thereby will allow the Company to maintain its current and planned operations as provided herein. If the Company is unable to obtain additional financing, it may be required to delay, scale back or eliminate some or all of its research and development activities, to license to third parties technologies that the Company would otherwise seek to develop itself, to seek financing through the debt market at potentially higher costs to the Company and/or to seek additional methods of financing.

         HISTORY OF OPERATING LOSSES. The Company has operated at a loss since its formation in October 1981. As of March 31, 1996, the Company had an accumulated deficit of $46,242,725. The ability of the Company to achieve profitability is dependent upon, among other things, successful completion of anticipated clinical trials and obtaining FDA marketing approval of the PROSORBA(R) column for the treatment of additional diseases in a timely manner. The Company would have to significantly scale back its plans, curtail clinical trials, and limit its present operations in order to become profitable or operate on a break-even basis if it does not receive marketing approval from the FDA for the PROSORBA(R) column for the treatment of diseases in addition to ITP. There can be no assurance that the Company will successfully complete any present or future clinical trials, gain approval to begin any new clinical trials, meet applicable regulatory standards or successfully market its products to generate sufficient revenues to render the Company profitable. See "--Prior Exclusive Agreement with Baxter; Necessity of Establishing a Sales Force."

         MANAGEMENT CHANGES; RESTRUCTURING PLAN; DEPENDENCE UPON KEY PERSONNEL. The Company has recently undergone changes in senior management. In December 1995, Martin D. Cleary resigned as Chief Executive Officer and a member of the Board of Directors of the Company. Mr. Cleary's resignation was a result of the Company's determination that it would best be served by having senior management resident on the West Coast near the Company's principal executive offices and other operations. Mr. Cleary, resident on the East Coast, was unable to relocate and consequently agreed to resign as Chief Executive Officer and as a director. Also in December 1995, Harvey J. Hoyt, M.D. resigned as Executive Vice President and as a director as a result of the appointments of new members of senior management and the restructuring of the Company, which restructuring eliminated Dr. Hoyt's position. In March 1996, Frank R. Jones resigned as Chief Scientific Officer and as Chairman of the Board and in May 1996, Alex P. de Soto resigned as the Company's Vice President, Chief Financial Officer, Secretary and Treasurer. Messrs. Jones' and de Soto's resignations were a result of the restructuring of the Company and the Company's relocation of its executive offices to San Diego, California. In December 1995, Jay D. Kranzler, M.D., Ph.D. was appointed as Chief Executive Officer and Vice Chairman of the Board of Directors and Debby Jo Blank, M.D. was appointed as President, Chief Operating Officer and a member of the Board of Directors of the Company. In April 1996, Susan E. Feiner was appointed as the Company's Director of Finance, Controller, Secretary and Treasurer.

         The Company is in the process of implementing a substantial restructuring plan. The restructuring plan is intended to reduce the Company's overhead and recurring costs by reducing the Company's work force and


                                       5.

consolidating its two manufacturing facilities into one central manufacturing facility located in Redmond, Washington. By eliminating approximately 20 positions, the Company expects to realize an annual salary savings in excess of $1.0 million. However, the Company estimates it will incur approximately $1.0 million in capital expenditures associated with the consolidation of its manufacturing operations. The restructuring plan also includes relocating all of the Company's operations, except manufacturing, from Seattle, Washington to San Diego, California by the end of 1996. The restructuring is not yet completed and there can be no assurance that such a restructuring will be completed as scheduled, if at all. Even if such a restructuring is completed, there can be no assurance that it will be successfully implemented.

         The Company's success is dependent upon certain key management and technical personnel, including the new members of senior management. The loss of the services of any of these key employees could have a material adverse effect on the Company. The Company does not currently maintain any key employee insurance coverage.

         FDA APPROVAL AND REGULATIONS. The Company is currently planning to conduct a controlled clinical trial of the PROSORBA(R) column for treatment of rheumatoid arthritis. Although the FDA has approved the commercial sale of the PROSORBA(R) column for the treatment of ITP, there can be no assurance that current or future clinical trials will produce data satisfactory to the FDA to establish the effectiveness of the PROSORBA(R) column for treatment of diseases other than ITP, such as rheumatoid arthritis, transplantations and certain cancers, or that the FDA will approve the PROSORBA(R) column for treatment of such diseases in a timely manner, if at all.

         The PROSORBA(R) column is commercially distributed under a premarket approval ("PMA") application that was approved by the FDA in 1987. Changes to the product and its manufacturing process, and certain types of labeling changes must be approved by the FDA prior to implementation. The Company currently has one supplement to the PMA pending with the FDA for a labeling change addressing the use of ancillary equipment during the use of the PROSORBA(R) column therapy. The FDA has indicated to the Company that the PMA supplement would be approvable if certain additional information is provided. There can be no assurance that the Company will receive approval of its pending PMA supplement or any future PMA supplements will be approved by the FDA.

         Even if FDA approval is granted to market a product for the treatment of a particular disease, subsequent discovery of previously unknown problems may result in restrictions on the product's future use or withdrawal of the product from the market. In addition, any other products developed in the future will require clinical testing and FDA marketing approval before they can be commercially exploited in the United States. Such approval process is typically very lengthy and there is no assurance that FDA approvals will be obtained.

         The manufacture and distribution of medical devices are subject to continuing FDA regulation. In addition to the requirement that the device be marketed only for its approved use, applicable law requires compliance with the FDA's good manufacturing practices ("GMP") regulations. Failure to comply with the GMP regulations or with other applicable legal requirements can lead to federal seizure of non-complying products, injunctive actions brought by the federal government, and potential criminal liability on the part of the Company and of the officers and employees of the Company who are responsible for the activities that lead to the violations.

         To date, production of commercial quantities of the raw materials utilized in production of the PROSORBA(R) column has been performed at the Redmond facility. Final assembly of the PROSORBA(R) column has been performed at the Seattle facility. In conjunction with the Company's restructuring plan and corresponding reduction in facilities, the Seattle and Redmond, Washington facilities are in the process of being consolidated into a single manufacturing facility in Redmond. The Company has already subleased a major portion of its Seattle facility to a third party. Under the terms of the Company's sub-lease of its Seattle facility, the Company must vacate the remainder of the facility no later than December 31, 1996 or else be subject to substantial financial penalties. The Redmond facility is under renovation in order to enable both the production of raw materials, as well as the final assembly of the PROSORBA(R) column, to be performed in the Redmond facility. The renovated Redmond facility, when complete, must comply with the FDA's GMP regulations and must complete the GMP re-approval process. There can be no assurance that the Company will complete the renovations in time to sustain uninterrupted production of the PROSORBA(R) column. In addition, there can be no assurance that the renovated facility will receive GMP approval in a timely manner, if at all.


                                       6.

         COMPETITIVE ENVIRONMENT; TECHNOLOGICAL CHANGE; EFFECTIVENESS OF PRODUCTS. The field of medical devices in general and the particular areas in which the Company will market its products are extremely competitive. In developing and marketing medical devices to treat immune-mediated diseases and cancers, the Company competes with other products, therapeutic techniques and treatments which are offered by national and international healthcare and pharmaceutical companies, many of which have greater marketing, human and financial resources than the Company.

         The immunological therapies market is characterized by rapid technological change and potential introductions of new products or therapies. To respond to these changes, the Company may be required to develop or purchase new products to protect its technology from obsolescence. There can be no assurance that the Company will be able to develop or obtain such products, or, if developed or obtained, that such products will be commercially viable. In addition, there can be no assurance that the Company's products will prove effective in the treatment of diseases other than ITP.

         DEPENDENCE ON THIRD PARTY ARRANGEMENTS. The Company's commercial sale of its proposed products and its future product development may be dependent upon entering into arrangements with corporate partners and other third parties for the development, marketing, distribution and/or manufacturing of products utilizing the Company's proprietary technology. While the Company is currently seeking collaborative research and development arrangements and joint venture opportunities with corporate sponsors and other partners, there can be no assurance that the Company will be successful in entering into such arrangements or joint ventures or that any such arrangements will prove to be successful.

         PRIOR EXCLUSIVE AGREEMENT WITH BAXTER; NECESSITY OF ESTABLISHING A SALES FORCE. In February 1994, the Company entered into a 10-year exclusive distribution agreement with Baxter, granting to Baxter distribution rights to its PROSORBA(R) column in the United States and Canada for the treatment of thrombocytopenia and the first right to negotiate for new PROSORBA(R) column indications. Baxter, at its own expense, was to provide sales and marketing support for the sale of the product during the term of the agreement. Baxter assumed the Company's sales and distribution responsibilities in April 1994.

         In March 1996, the Company and Baxter terminated the exclusive distribution agreement, whereby, effective May 1, 1996, the Company regained the right, among other things, to sell its PROSORBA(R) column directly to customers who had previously purchased PROSORBA(R) columns through Baxter as well as to any other potential customers who wish to purchase PROSORBA(R) columns. As a result of the termination of the distribution agreement, the Company has to establish a domestic sales force to market and sell its PROSORBA(R) column. There can be no assurances that the Company will be able to establish an effective sales force to sell its PROSORBA(R) column directly to customers who previously purchased PROSORBA(R) columns from Baxter or to any other potential customers who wish to purchase PROSORBA(R) columns. In addition, even if the Company can establish a sales force for its PROSORBA(R) column, there can be no assurance that the Company will be successful in selling its PROSORBA(R) columns directly to any new customers or to any customers who previously purchased PROSORBA(R) columns through Baxter.

         LIMITED INTERNATIONAL SALES AND MARKETING. The Company conducts limited marketing of the PROSORBA(R) column outside the United States through foreign distributors. Sales to foreign distributors have not been material to the Company's results from operations. There can be no assurance that foreign sales arrangements will become material to the Company's results of operations.

         UNCERTAINTY OF PATENT PROTECTION AND CLAIMS TO TECHNOLOGY. The Company currently holds nine United States and four foreign patents relating to its technology and has also filed other patent applications related to its technology. In addition, the Company has an exclusive license for a U.S. patent for a genetic screening test to predict which rheumatoid arthritis patients will develop severe disease. Neither the protection afforded by these patents nor their enforceability can be assured. Furthermore, there can be no assurance that additional patents will be obtained either in the United States or in foreign jurisdictions or that, if issued, such additional patents will provide sufficient protection to the Company's technology or be of commercial benefit to the Company. Insofar as the Company relies on trade secrets and unpatented proprietary know-how, there can be no assurance that others will not independently


                                       7.

develop similar technology or that secrecy will not be breached. There can be no assurance that the Company will be able to develop further technological innovations.

         Others have filed applications for, or have been issued, patents and may obtain additional patents and other proprietary rights relating to products or processes competitive with those of the Company. The scope and validity of such patents is presently unknown. If existing or future patents are challenged in litigation or interference proceedings, the Company may become subject to significant liabilities to third parties or be required to seek licenses from third parties. There can be no assurance that such licenses would be available or, if available, obtainable on acceptable terms.

         Various scientific personnel of the Company were previously associated with non-profit research or education institutions that typically require researchers to execute agreements giving such institutions broad rights to inventions created or developed during the period that the scientist is associated with such institution. While no such institution has to date asserted rights to the Company's technology, such assertions may be made in the future, and if made, there can be no assurances that the Company will be successful in any such litigation.

         CONCENTRATION OF OWNERSHIP. As of June 14, 1996, Allen & Company Incorporated and Mr. Richard M. Crooks, a director of the Company, beneficially owned approximately 17.9% and 4.1%, respectively, of the outstanding Common Stock of the Company. Mr. Crooks is also a director and consultant to Allen & Company Incorporated. Together, Mr. Crooks and Allen & Company Incorporated own a significant amount of the total outstanding Common Stock of the Company and may be able to exert substantial influence over the outcome of matters requiring stockholder approval.

         RECOVERABILITY OF ENDING INVENTORIES. As of March 31, 1996, the Company's ending inventory balances consisted of $488,774 of raw materials, $733,714 of work in progress and $56,881 of finished goods. In order to recover such ending inventory balances, the Company would have to sell approximately 20% more PROSORBA(R) column units to customers than that amount sold to customers by Baxter during 1995. Such increase represents approximately 60% of the total sales made by the Company's sales force in fiscal year 1993 prior to entering into the Baxter agreement. As a result of the termination of the distribution agreement with Baxter, the Company is actively seeking to establish a domestic sales force to sell the PROSORBA(R) column directly to customers who previously purchased PROSORBA(R) columns from Baxter and to other potential customers who wish to purchase PROSORBA(R) columns directly from the Company. Although there can be no assurances that the Company's sales force, when and if established, will be successful in selling the Company's product, the Company believes, based upon historical sales figures, that it can generate sufficient sales to recover the ending inventory balances described above with a sales force of between 5 and 7 salespersons dedicated solely to selling the Company's PROSORBA(R) column. In addition, on May 1, 1996, the Company increased the sales price of the PROSORBA(R) columns to be sold directly to customers by approximately 9%. This is the first such price increase implemented by the Company since January 1, 1994. The Company believes that such price increase reflects a nominal price increase for a medical device for the period covered by such increase. However, there can be no assurance that the Company will be successful in selling the PROSORBA(R) column at the increased price, if at all. See "--Prior Exclusive Agreement with Baxter; Necessity of Establishing a Sales Force."

         INSURANCE REIMBURSEMENT. Successful commercialization of a new medical product, such as the PROSORBA(R) column depends, in part, on reimbursement by public and private health insurers to health care providers for use of such product. The availability of such reimbursement is subject to a variety of factors, many of which could affect the Company as it commercializes use of the PROSORBA(R) column. Although the Company has been generally successful in assisting health care providers in arranging reimbursement for the use of the PROSORBA(R) column in the treatment of ITP, there can no assurance that public and private insurers will continue to reimburse for the use of the PROSORBA(R) column.

         UNCERTAINTY OF HEALTH CARE REFORM. There are widespread efforts to control health care costs in the U.S. and worldwide. Various federal and state legislative initiatives regarding health care reform and similar issues continue to be at the forefront of social and political discussion. These trends may lead third-party payors to decline or limit reimbursement for the Company's product, which could negatively impact the pricing and profitability of, or demand


                                       8.

for, the Company's product. The Company believes that government and private efforts to contain or reduce health care costs are likely to continue. There can be no assurance concerning the likelihood that any such legislative or regulatory initiative will be enacted, or market reform initiated, or that, if enacted such reform or initiative will not result in a material adverse impact on the business, financial condition or results of operations of the Company.

         PRODUCT LIABILITY. The use of the PROSORBA(R) column involves the possibility of adverse effects occurring to end-users that could expose the Company to product liability claims. The Company believes that its product liability insurance coverage is adequate in light of the Company's business. However, although the Company currently maintains product liability insurance coverage, there can be no assurance that such coverage or any increased amount of coverage will be adequate to protect the Company and there can be no assurance that the Company will have sufficient resources to pay any liability resulting from such a claim.

         POSSIBLE VOLATILITY OF STOCK PRICE; ABSENCE OF DIVIDENDS. There has been a history of significant volatility in the market prices of securities of biotechnology companies, including the Company's Common Stock. Factors such as announcements by the Company or others of technological innovations, results of clinical trials, new commercial products, regulatory approvals or proprietary rights developments, coverage decisions by third-party payors for therapies and public concerns regarding the safety and other implications of biotechnology all may have a significant impact on the Company's business and market price of the Company's Common Stock. No dividends have been paid on the Company's Common Stock to date, and the Company does not anticipate paying dividends on its Common Stock in the foreseeable future.

         HAZARDOUS MATERIAL. The Company's research and development programs involve the controlled use of biohazardous materials such as viruses, and may include the use of the HIV virus that causes AIDS. Although the Company believes that its safety procedures for handling such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company.

         LIMITATION OF NET OPERATING LOSS CARRYFORWARDS. The Company's sale of Common Stock in November 1990 and September 1991 when taken together with prior issuances, caused the limitation of Section 382 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), to be applicable. This limitation will allow the Company to use only a portion of the net operating loss carryforwards to offset future taxable income, if any, for federal income tax purposes. Based on the limitations of Section 382 and before consideration of the effect of the sale of securities offered hereby, the Company may be allowed to use no more than approximately $2,450,000 of such losses each year to reduce taxable income, if any. To the extent not utilized by the Company, unused losses will carry forward subject to the limitations to offset future taxable income, if any, until such unused losses expire. All unused net operating losses will expire 15 years after any year in which they were generated. The years in which such expiration will take place range from 1998-2010.


                                       9.

                                 USE OF PROCEEDS

The purpose of this offering is to register Common Stock sold by the Company to the Selling Security Holder in the Private Placement. The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby by the Selling Security Holder.

                                 DIVIDEND POLICY

         The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.



                                      10.

                           PRICE RANGE OF COMMON STOCK

         As of May 21, 1996, the Company's Common Stock has been traded on the Nasdaq SmallCap Market under the symbol CYPB. Prior to May 21, 1996, the Common Stock was traded on the Nasdaq SmallCap Market under the symbol IMRE. The principal market for the Company's Common Stock is the over-the-counter market. Set forth below are the high and low closing prices for the Company's Common Stock for the first three quarters of 1996 (through July 9, 1996 of the third quarter) and for each quarter of 1995 and 1994 as reported by the Nasdaq Stock Market, Inc.

                                                    Price Range of Common Stock
                                                   -----------------------------
                                                     High                  Low
                                                   --------             --------
     YEAR ENDED DECEMBER 31, 1996:
       First Quarter.............................  $2 5/8               $1 7/8
       Second Quarter............................   2 9/16               2 1/4
       Third Quarter  (through July 9,  1996)....   2 3/16               2 1/8

     YEAR ENDED DECEMBER 31, 1995
       First Quarter.............................   2 1/8                1 1/4
       Second Quarter ...........................   2 1/8                1 7/16
       Third Quarter.............................   4 1/2                1 7/8
       Fourth Quarter............................   3 5/8                1 3/4

     YEAR ENDED DECEMBER 31, 1994
       First Quarter.............................   3 15/16              3 1/4
       Second Quarter............................   3 1/4                2 3/8
       Third Quarter.............................   2 7/16               1 3/4
       Fourth Quarter............................   2 1/2                1 15/16

         The above quotations are interdealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

         On July 9, 1996, the last reported sales price of the Common Stock was $2.125 per share. As of June 14, 1996, there were approximately 1,073 holders of record of the Common Stock of the Company.


                                      11.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The consolidated statement of operations data set forth below for the fiscal years ended December 31, 1993, 1994, and 1995 and the consolidated balance sheet data at December 31, 1994 and 1995 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere herein. The consolidated statement of operations data for the fiscal years ended December 31, 1991 and 1992, and the consolidated balance sheet data at December 31, 1991, 1992 and 1993 are derived from audited consolidated financial statements previously filed with the Commission. The consolidated statement of operations data for the three months ended March 31, 1995 and 1996 and the consolidated balance sheet data at March 31, 1996 are derived from unaudited consolidated financial statements previously filed with the Commission, which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. This information is not necessarily indicative of the Company's future performance.

                                                                                                             THREE MONTHS
                                                     FOR THE YEAR ENDED DECEMBER 31,                        ENDED MARCH 31,
                                 -------------------------------------------------------------------   -------------------------
                                     1991          1992          1993          1994          1995          1995          1996
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                                                                              (unaudited)

CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenues                         $ 2,712,120   $ 4,076,021   $ 5,410,530   $ 4,918,126   $ 4,104,224   $ 3,016,463   $    17,676
Interest income                      192,526       363,539       134,483        71,986       118,994        27,081       120,294
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                   2,904,646     4,439,560     5,545,013     4,990,112     4,223,218     3,043,544       137,970

  Costs and expenses:
    Production costs                 458,832     1,166,025     1,582,986     2,571,168     2,041,422       446,603       248,903
    Sales and marketing            1,987,141     3,952,481     4,758,427     3,550,037       819,907       589,077        52,043
    Research and development         920,993     1,506,742     2,059,129     2,107,694     3,219,324       975,105       427,233
    General and administrative       988,046     1,279,077     2,105,743     2,694,489     2,626,817       599,727       960,151
    Interest                           4,441        16,721         7,659       218,036       261,958        76,397        25,367
    Purchase of in process
      research and                         -             -             -             -       625,000             -             -
      development
    Debt conversion expense                -             -             -             -       810,386             -       183,688
    Restructuring expense                  -             -             -             -       644,656             -       441,676
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                   4,359,453     7,921,046    10,513,944    11,141,424    11,049,470     2,686,909     2,339,061
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------

(Loss) income from operations     (1,454,807)   (3,481,486)   (4,968,931)   (6,151,312)   (6,826,252)      356,635    (2,201,091)
Minority interest in loss              1,435        38,260        47,711             -             -             -             -
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net (loss) income                $(1,453,372)  $(3,443,226)  $(4,921,220)  $(6,151,312)  $(6,826,252)  $   356,635   $(2,201,091)
                                 ===========   ===========   ===========   ===========   ===========   ===========   ===========

Net (loss) income per share      $     (0.14)  $     (0.25)  $     (0.33)  $     (0.40)  $     (0.39)  $      0.02   $     (0.08)
                                 ===========   ===========   ===========   ===========   ===========   ===========   ===========

Weighted average number of
shares                            10,159,938    14,030,224    14,716,472    15,243,860    17,598,735    17,015,031    26,001,036
                                 ===========   ===========   ===========   ===========   ===========   ===========   ===========


                                                                     DECEMBER 31,                                     MARCH 31,
                                    ----------------------------------------------------------------------------    ------------
                                        1991            1992            1993            1994            1995            1996
                                    ------------    ------------    ------------    ------------    ------------    ------------
                                                                                                                     (unaudited)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and
investments                         $  1,897,021    $  1,286,679    $  2,283,583    $  3,670,616    $  1,009,878    $ 11,364,028
Total assets                        $ 11,109,825    $  8,441,703    $  7,761,598    $  7,721,013    $  4,563,709    $ 14,352,983
Long term debt (net of current
portion)                            $          -    $     25,903    $     11,190    $  4,247,759    $  1,370,972    $    420,012
Accumulated deficit                 $(22,699,694)   $(26,142,850)   $(31,064,070)   $(37,215,382)   $(44,041,634)   $(46,242,725)
Working capital (deficit)           $ 10,135,987    $  6,902,330    $  3,787,412    $  4,360,749    $   (688,771)   $ 10,939,026
Stockholders' equity (net capital   $ 10,354,097    $  7,492,047    $  4,839,725    $  1,980,719    $   (524,762)   $ 11,849,096
  deficiency)


                                      12.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section, as well as in the sections entitled "Risk Factors," and "Business."

RESULTS OF OPERATIONS

Three Months Ended March 31, 1996 compared to Three Months Ended March 31, 1995

         First quarter revenue for 1996 primarily related to international sales as there were no shipments to Baxter, the Company's then exclusive domestic distributor of the PROSORBA(R) column. For the same period in 1995, the Company received a $3.0 million take-or-pay payment with no shipments to Baxter. As a result of the termination of the Baxter agreement, effective May 1, 1996, the Company began to ship product directly to end users and therefore the Company expects to increase its product revenue beginning in the second quarter of 1996. See "Risk Factors -- Prior Exclusive Agreement with Baxter; Necessity of Establishing a Sales Force."

         Total operating expenses for the quarter ended March 31, 1996 decreased 13% to $2.4 million from $2.7 million for the same period in 1995. Production costs were $249,000 and $447,000 for the quarters ended March 31, 1996 and 1995, respectively. This 44% decrease was primarily a result of the restructuring and increased utilization of production facilities. The Company did not produce any product during the first quarter of 1995 and began to manufacture product in the first quarter of 1996 in anticipation of the need to ship product to customers as a result of the terminated Baxter agreement.

         Sales and marketing expenses decreased to $52,000 for the quarter ended March 31, 1996 from $590,000 for the same quarter of 1995, a 91% decrease. This significant decrease is a result of the Company's March 1995 renegotiation of its distribution agreement with Baxter. During the first quarter of 1995, the Company was still obligated to provide marketing and promotional support to Baxter. In March 1995, the Company was released from that obligation and, thus, incurred significantly less expense for the quarter ended March 31, 1996. As a result of the recent termination of the Baxter agreement, the Company anticipates an increase in sales and marketing expenses in future quarters.

         Research and development expenses decreased 56% to $427,000 for the quarter ended March 31, 1996 compared to $975,000 for the quarter ended March 31, 1995. The decrease is primarily a result of a temporary decline in clinical trial activity associated with the January 1996 restructuring and a reduction of costs associated with the restructuring.

         General and administrative expenses increased 60% to $960,000 for the quarter ended March 31, 1996, compared to $600,000 for the same period in 1995. The increase is principally a result of costs associated with the hiring of the Company's new Chief Executive Officer and President, Chief Operating Officer, both of which were hired in December 1995 and the resignation of the Company's Chief Scientific Officer in March 1996. During the same period in 1995, the Company's former President resigned in early February resulting in only one month's salary expense and the Chief Scientific Officer's salary was recorded as a research and development expense. The new Chief Executive Officer has assumed the Chief Scientific Officer's duties. In addition, approximately $90,000 was recorded as compensation expense in 1996 for stock options granted at less than fair market value on the date of grant.

         Interest expense decreased to $25,000 from $76,000 for the quarters ended March 31, 1996 and 1995, respectively, because of the September 1995 and March 1996 conversions of a portion of the 7% Debentures.


                                      13.

         In January 1996, the Company notified approximately twenty employees, which was slightly greater than half of its work force, that their positions were being terminated immediately as part of the restructuring. Such positions were from all departments of the Company. In March 1996, the Company's Chief Scientific Officer and Chairman of the Board resigned as part of the restructuring. Costs related to these terminations were approximately $440,000 and were recorded as a charge to operations as a restructuring expense in the quarter ending March 31, 1996.

         The Company recorded a non-cash expense of approximately $184,000 related to debt conversion expense in the quarter ended March 31, 1996. Such expense represents the fair market value of the increased number of shares issued by the Company under the terms of an exchange offer to holders of the Company's 7% Debentures to exchange one share of Common Stock for each $2.25 of outstanding principal (including any accrued and unpaid interest on such principal). $845,000 in outstanding principal was tendered for exchange, leaving an outstanding principal balance of $400,000 as of March 31, 1996.

         The decrease in revenues was only partially offset by a decrease in total operating expenses thereby resulting in a net loss of $2.2 million for the quarter ended March 31, 1996, compared to net income of $400,000 for the same period in 1995.

Fiscal 1995 Compared to Fiscal 1994

         Effective April 2, 1994, the Company entered into a 10-year exclusive distribution agreement with Baxter granting distribution rights for the treatment of thrombocytopenia and the first right to negotiate for new PROSORBA(R) column indications. The agreement provided for an annual "take or pay" commitment from Baxter for the first two sales years. These minimums were subject to the Company having FDA product approval for ITP.

         The Company received a response from the FDA in January 1995 to a pre-market application (PMA) supplement filed in March 1993 requesting the name of the Company's approved indication be changed from idiopathic thrombocytopenic purpura to immune thrombocytopenic purpura. The request was made by the Company as it believed the two names are used interchangeably by the medical community. The FDA's response denied the Company's request for such a change.

         As a result of the FDA action, Baxter exercised its right to re-negotiate minimums in February 1995. In March 1995, the two companies amended the agreement whereby Baxter: 1) made a take-or-pay payment for the first sales year of $3.0 million compared to the original $3.5 million due March 31, 1995,
2) purchased $1.0 million of product during the second quarter of 1995, 3) released the Company from its obligation to provide marketing and promotional support for the second and third years of the agreement, 4) gave the Company the right to co-market with Baxter, 5) relinquished its first right to negotiate for new PROSORBA(R) column indications, and 6) under certain circumstances, agreed to provide advance payments to the Company for Baxter's 1996 purchases. The Company agreed to eliminate purchase minimums and the take- or-pay concept included in the original agreement and freed Baxter to pursue competing thrombocytopenia therapies. In March 1996, the Company and Baxter terminated the distribution agreement effective as of May 1, 1996.

         The impact of the revised Baxter agreement referred to above had a variety of effects on the operations of the Company during the year ended December 31, 1995. The Company's revenue included the $3.0 million take or pay payment made by Baxter in March 1995 and sales and marketing costs relative to sales decreased based on Baxter agreeing to assume all marketing and promotional costs.

         Net sales decreased 17% from $4.92 million in 1994 to $4.10 million in 1995. Approximately 91% of the 1995 sales were to Baxter, with the remaining 9% primarily to international customers of the Company. The decrease in net sales was due primarily to Baxter selling approximately 50% less product to customers than when the Company sold directly to health care providers. In addition, there was a lower sales price charged to Baxter than the Company previously charged to its customers. A substantial number of PROSORBA(R) columns shipped by the Company to Baxter remained in Baxter's ending inventory as of December 31, 1995 because of continued delays by Baxter in fully implementing a sales and marketing program for the PROSORBA(R) column. In conjunction with the


                                      14.

termination of the Baxter agreement effective May 1, 1996, Baxter shipped the majority of the columns in Baxter's ending inventory at December 31, 1995.

         Total operating expenses, excluding $2.08 million of non-recurring charges, decreased 20% from $11.14 million in 1994 to $8.97 million in 1995. Production costs decreased 21% from $2.57 million in 1994 to $2.04 million in 1995. The decrease is primarily a result of the decrease in the number of PROSORBA(R) column units shipped in 1995 compared to 1994. The majority of production costs in 1995 represent labor and overhead charges as no significant production occurred during the last six months of 1995. As a result of the previously discussed restructuring, the Company is working to reduce its manufacturing overhead, including a reduction of personnel.

         Sales and marketing expenses decreased 77% from $3.55 million in 1994 to $820,000 in 1995. Such expenses decreased primarily because beginning April 1, 1995, under the revised distribution agreement, Baxter provided complete sales and marketing support for the sale of the product and as part of the amended Baxter agreement the Company terminated three sales employees in 1995.

          Research and development expenses increased 53% to $3.22 million in 1995 from $2.11 million in 1994. The increase was primarily a result of the Company conducting its rheumatoid arthritis clinical trial for 15 patients in 1995 and the commencement of a pilot clinical trial in kidney transplantation during the last six months of 1995. In 1994, the Company began its rheumatoid arthritis clinical trial during the last six months of the year and conducted no other clinical trials. In January 1996, the Company suspended enrollment of patients in its kidney transplantation study while it evaluates the merits of continuing the study in light of other clinical opportunities.

         General and administrative expenses decreased 3% to $2.63 million in 1995 from $2.69 million in 1994. The decrease is principally a result of a reduction in investor relations and legal expenses partially offset by an increase in salary expenses. This increase resulted from $400,000 of salary expenses associated with the severance agreement for the Company's former Chief Executive Officer who resigned in December 1995 and $100,000 of signing bonuses paid to the Company's new Chief Executive Officer and its new President and Chief Operating Officer. General and administrative salary expenses are expected to increase in 1996 as the Chief Executive Officer and President positions were held by one person in 1995.

         In mid-1995, the Company and CELx Corporation ("CELx"), the Company's former majority-owned subsidiary, agreed to the merger of CELx into the Company and the exchange of capital stock of CELx held by persons other than the Company into an aggregate of 312,500 shares of the Company's Common Stock. The merger of CELx into the Company resulted in a charge of $625,000 recorded as purchased in process research and development. The charge was based on the fair market value of the Company's Common Stock at the time of the merger.

         The Company recorded a non-cash expense of $810,000 in 1995 as a debt conversion expense for the conversion of the 7% Debentures discussed above. The expense represents the fair market value of the increased number of shares of Common Stock issued under the terms of the exchange offer compared to the original terms of the 7% Debentures.

         In December 1995, the Company recorded a restructuring charge aggregating $645,000 relating to the Company's restructuring plan. The restructuring charge includes approximately $350,000 related to write-downs of equipment and leasehold improvements for the manufacturing facility expected to be vacated in 1996, $200,000 related to abandonment of leases, with the remainder related to a severance agreement with its former Executive Vice President. Costs related to the termination of employees in January 1996 as part of the Company's restructuring plan were $150,000 and will be recorded as a restructuring expense and charged to operations in the quarter ending March 31, 1996. The annual salary savings from these terminations will be in excess of $1.0 million. The Company estimates it will incur approximately $300,000 in costs associated with moving the administration, research and medical departments to San Diego, with most costs being attributable to relocation costs of the few members of management moving to San Diego. Such costs will be expensed as incurred in 1996.


                                      15.

         The increase in net loss from $6.15 million in 1994 to $6.83 million in 1995 was primarily a result of the decrease in revenues.

Fiscal 1994 Compared to Fiscal 1993

         The impact of the Baxter agreement referred to above had a variety of effects on the operations of the Company during the year ended December 31, 1994. The per unit sales price under the Baxter agreement was lower than formerly charged to end users. The Company began expanding its manufacturing capacity, however, in the short-term, this resulted in a lower utilization of manufacturing overhead costs. Thus the gross margin on sales to Baxter was less than the Company received when it sold directly to end users.

         Net sales decreased 9% from $5.41 million to $4.92 million. Approximately 70% of the 1994 sales were to Baxter, with the remaining 30% primarily to domestic customers of the Company. There were no material sales to international customers. The decrease in net sales was due primarily to the lower sales price charged to Baxter than the Company previously charged to its customers. This lower sales price did not offset the increased number of PROSORBA(R) columns shipped by the Company in 1994 as compared to 1993. However, a substantial amount of the PROSORBA(R) columns shipped by the Company to Baxter remained in Baxter's ending inventory as of December 31, 1994 because of delays by Baxter in fully implementing a sales and marketing program for the PROSORBA(R) column in 1994.

         Total operating expenses increased 6% from $10.51 million in 1993 to $11.14 million in 1994. Production costs increased 63% from $1.58 million in 1993 to $2.57 million in 1994. The increase was primarily a result of an increase in the number of units shipped in 1994 compared to 1993. Production costs as a percentage of sales increased to approximately 52% in 1994 compared to 29% in 1993 principally because the sales price charged to Baxter for the nine months ended December 31, 1994 was less than the sales price the Company formerly charged to end users. In addition, the Company began increasing its manufacturing overhead in 1994 to meet the original shipment demands of Baxter.

         Sales and marketing expenses decreased 25% from $4.76 million in 1993 to $3.55 million in 1994. Such expenses decreased primarily because Baxter provided partial sales and marketing support for the sale of the product during 1994. Eight sales employees of the Company became employees of Baxter and five other Company sales employees were terminated as a result of the Baxter agreement thus resulting in lower salary, commission and travel costs.

         Research and development expenses increased 2% from $2.06 million in 1993 to $2.11 million in 1994. The increase was less than expected primarily as a result of the Company not beginning its rheumatoid arthritis clinical trial as soon as expected. In addition, the Company did not conduct a clinical trial for the treatment of the classical form of thrombotic thrombocytopenic purpura in 1994 as planned because of difficulties in agreeing upon an acceptable treatment protocol with the FDA. The conditions mandated by the FDA would make the clinical trial too costly to perform in relation to potential investment return from product sales. The increase is primarily a result of increased payroll costs for senior management hired in 1994 offset by a reduction in treatment data costs.

         General and administrative expenses increased 28% from $2.11 million in 1993 to $2.69 million in 1994. The increase is principally a result of costs associated with the development of the Company's diagnostic business plan, including expenses associated with seeking funding for the development of the diagnostics technology. Such funding has not been obtained. The increase is also a result of costs associated with hiring the Company's new Chief Executive Officer and the annualized payroll cost effect of increasing the number of management and support personnel in 1993.

         Interest expense increased from $8,000 in 1993 to $220,000 in 1994 because of the issuance in April 1994 of $4.25 million of 7% Debentures due March 31, 2001.

         The increase in total operating expenses and the decrease in revenues resulted in increasing the net loss from $4.92 million in 1993 to $6.15 million in 1994.


                                      16.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's working capital as of March 31, 1996 was $10.9 million compared to a working capital deficit of $689,000 at December 31, 1995 and positive balances of $4.36 million and $3.79 million at December 31, 1994 and 1993, respectively. The significant increase in working capital in the first quarter of 1996 is principally attributable to the January 1996 Private Placement, discussed below. The $5.05 million decrease in working capital in 1995 is principally attributable to the $6.83 million loss from operations for the year ended December 31, 1995 and $715,000 of capital expenditures which were partially offset by $2.50 million of expenses which did not impact working capital. The $570,000 increase in working capital in 1994 is principally attributable to $4.25 million of proceeds from the April 1994 issuance of 7% Convertible Debentures due March 31, 2001, (the "7% Debentures") and $2.63 million of proceeds from a private placement of common stock in December 1994, offset by the $6.15 million loss from operations for the year ended December 31, 1994.

         The Company expects to incur further operating losses until it can obtain marketing approval from the FDA for additional disease indications for the PROSORBA(R) column or until sales for the PROSORBA(R) column for its existing indication of idiopathic thrombocytopenic purpura increase significantly. A clinical trial has commenced using the PROSORBA(R) column for rheumatoid arthritis therapy to obtain the necessary clinical data to apply to the FDA to obtain marketing approval. A successful pivotal clinical trial would be necessary to obtain marketing approval from the FDA. The Company completed a pilot clinical study for rheumatoid arthritis therapy in September 1995.

         In September 1995, the Company completed an exchange offer to holders of its 7% Debentures. The Company offered to exchange the outstanding principal of the 7% Debentures (including accrued interest) for Common Stock at a price of $2.25 per share. Of the original $4,245,000 outstanding principal amount of the 7% Debentures, $2,200,000 was converted pursuant to the exchange offer. Subsequent to September 1995, an additional $700,000 of 7% Debentures was converted into Common Stock under the original $2.875 per share conversion price. As of December 31, 1995, there was outstanding principal of $1,345,000 of the 7% Debentures.

         In January 1996, the Company completed a private placement of 8,540,702 shares of Common Stock of the Company (the "Private Placement") as a per share sales price of $1.50, for an aggregate offering price of $12,811,053, making it the largest financing in the Company's history. In connection with the closing of the Private Placement, the Company also converted $1.5 million of outstanding Senior Convertible Debentures into 1,000,000 shares of Common Stock of the Company.

         In January 1996, the Company began implementing a restructuring plan which includes consolidating its manufacturing facilities to one location in the state of Washington and moving all other operations of the Company to San Diego, California. The Company estimates it will incur approximately $1.0 million of capital expenditures to consolidate its two Washington manufacturing facilities. As part of the restructuring plan, the Company, in January 1996, notified approximately twenty employees, which was slightly greater than half of its work force, that their positions were being terminated immediately. In March 1996, the Company's Chief Scientific Officer and Chairman of the Board resigned as part of the restructuring. The annual salary savings from this reduction in the work force is expected to be in excess of $1.0 million. In April 1996, the Company entered into a sub-lease agreement for its existing Seattle facility effective May 1, 1996. The Company has an existing lease obligation for its Seattle facility through October 13, 1999, with a current monthly rent expense, including operating expenses, of approximately $26,500. The sub-lease agreement provides for the Company to receive monthly rent, beginning May 1, 1996, in an amount equal to the Company's current lease commitment, including operating expenses, through October 13, 1999. The company intends to remain an occupant in a small portion of its existing Seattle facility through December 31, 1996, and will be obligated to pay approximately $8,000 a month of the total monthly rent through December 31, 1996. The Company will continue to be liable for its existing lease obligation through October 13, 1999.

         The Company believes that relocating its operations to San Diego, recognized as the fourth largest biotechnology center in the United States, will provide the Company with greater exposure within the industry and


                                      17.

better position the Company to market its products. In addition, in the event the Company wishes to expand staffing, San Diego's highly skilled work force will provide significant resources from which the Company may draw upon to fill any future staffing needs. The restructuring is not yet completed and there can be no assurance that such a restructuring will be completed. The Company believes that the funds received from the Private Placement and the savings anticipated from the Company's restructuring will provide the resources necessary to fund operations, including clinical trials, through the latter half of 1997.

         In March 1996, the Company completed a second exchange offer made to holders of its 7% Debentures. The Company offered to exchange the 7% Debentures for Common Stock of the Company at a price of $2.25 per share. Of the $1,245,000 outstanding principal amount of the 7% Debentures, $845,000 was converted into 399,252 shares of Common Stock of the Company (which amount includes 23,700 shares issued as interest on the 7% Debentures), pursuant to the exchange offer.

         In April 1996, the Company issued 12,005 shares of its Common Stock as payment of interest on the remaining outstanding $400,000 principal amount of the 7% Debentures.

         The Company will require additional financing in order to fund the completion of a pivotal clinical trial in rheumatoid arthritis, initiate pivotal clinical trials using the PROSORBA(R) column in other diseases and apply the Company's technology to applications beyond the PROSORBA(R) column. The Company is seeking corporate partners to fund additional clinical trials.

         The principal changes in the components of working capital since December 31, 1994 were a $2.66 million decrease in cash resulting from the excess of cash expenditures for 1995 over the $1.0 million of proceeds received from debt financing, a $390,000 decrease in trade accounts receivable resulting from the lower amount of sales during the end of 1995 compared to 1994, a decrease of $350,000 in inventory to reflect the lower purchase demands of Baxter, and a combined increase of $540,000 in accounts payable, accrued compensation and accrued liabilities due primarily to increasing payment cycles to suppliers to preserve the Company's cash position as of December 31, 1995.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         On June 23, 1994, the Audit Committee of the Board of Directors approved the appointment of Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors to audit the Company's financial statements for the fiscal year ending December 31, 1994 in place of Coopers & Lybrand L.L.P. ("Coopers & Lybrand"). The decision to change independent auditors was authorized by the Company's Board of Directors. The change was not made because of the disagreement with Coopers & Lybrand discussed below.

         The reports of Coopers & Lybrand on the registrant's consolidated financial statements for fiscal years ended December 31, 1992 and 1993 did not contain an adverse opinion or a disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's consolidated financial statements for its fiscal years ended December 31, 1993 and 1992, and in the subsequent interim period, there were no disagreements with Coopers & Lybrand on any matter of accounting principles, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of said firm would have caused them to make reference in connection with their report to the subject matter of the disagreements, except as follows:

         During the preparation of the Company's financial statements for the period ended September 30, 1993, the Company held preliminary discussions with Coopers & Lybrand and based on those preliminary discussions, initially recorded and reported revenues for sales under its customer storage program (as originally recorded in the Company's report on Form 10-Q for the three months ended September 30, 1993) before the Company's product was shipped to the customer. The customer storage program had previously been disclosed by the Company in its Form 10-K for the year ended December 31, 1993. During the fourth quarter of 1993, the Company obtained accounting advice from Coopers & Lybrand's Seattle office, which confirmed the preliminary discussions regarding


                                      18.

the recognition of revenue for its customer storage program. The Company and the Seattle office of Coopers & Lybrand also discussed during this time the form and content of documentation required for the audit of the Company's financial statements for the year ended December 31, 1993.

         As the year end fieldwork for the audit of the 1993 financial statements began in late January 1994, Coopers & Lybrand's National office was consulted by the Seattle office regarding the recognition of storage program revenues. Coopers & Lybrand concluded that revenue should not be recognized on customer storage program sales until the product was shipped. The Company accordingly restated its September 30, 1993 financial statements and did not recognize significant storage program revenues for the year ended December 31, 1993.

         Accordingly, for purposes of disclosure under Securities and Exchange Commission Regulation S-K, Item 304, this issue represents a disagreement with management and its auditors, which was subsequently resolved by the restatement of the Company's September 30, 1993 financial statements.

         The Audit Committee discussed the subject matter of the issue noted above with Coopers & Lybrand at a meeting on March 28, 1994. However, Coopers & Lybrand did not inform the Company or the Audit Committee that there was a disagreement until June 15, 1994. The Company authorized Coopers & Lybrand to respond fully to any inquiries of Ernst & Young regarding the above described disagreement. By letter dated June 24, 1994, Coopers & Lybrand informed the Company that it concurred with the foregoing statements regarding changes of the Company's certifying accountants, which statements were originally included in substantially the same form under Item 4 of the Company's current report on Form 8-K dated June 29, 1994.



                                      19.

                                    BUSINESS

         Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section, as well as in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INTRODUCTION AND OVERVIEW

         The Company was incorporated in 1981 to research, develop, manufacture and market medical devices for the treatment and diagnosis of select immune-mediated diseases, transplantations, and cancers. The Company's first product, the PROSORBA(R) column, is a medical device that treats a patient's defective immune system so that it can more effectively respond to certain diseases. The Company's PROSORBA(R) column is a therapeutic, extracorporeal immunoadsorption device which removes circulating immune complexes (CICs) and immunoglobulin G (IgG) from a patient's plasma in a procedure that takes place in an extracorporeal loop (i.e. outside the body) and returns all the other necessary plasma components back to the patient. During PROSORBA(R) column therapy, blood is drawn from one arm of the patient, plasma and red blood cells are separated, the plasma is filtered through the PROSORBA(R) column to remove unwanted CICs and IgG, then combined with the red blood cells and returned to the patient's other arm. The PROSORBA(R) column therapy is noninvasive and administered on an outpatient basis. The Company received marketing approval from the U.S. Food and Drug Administration ("FDA") in December 1987 to distribute the PROSORBA(R) column for the treatment of ITP, an immune-mediated bleeding disorder. Since 1987, the Company has had approximately $23 million of sales of the PROSORBA(R) column for use in ITP therapy.

         The PROSORBA(R) column treats a defective immune system by modulating the immune system to respond more effectively. The modulation can result in the clearance of antigens or control of an autoimmune disease. The Company believes that the PROSORBA(R) column treats a dysfunctional immune system response rather than treating the disease itself. The Company is providing financial support for an extramural research program with leading academic laboratories to study the mechanisms of action.

         The PROSORBA(R) column is a plastic cylinder measuring three inches in diameter and three and one half inches in height. The cylinder contains a solid binding matrix composed of protein A bound to dry silica (sand) granules. Protein A, a molecule produced by the fermentation of a bacterium, specifically binds to both CICs and IgG, with a preference for CICs. The FDA classifies the PROSORBA(R) column as a medical device. The Company produces the PROSORBA(R) column at its own manufacturing facility which meets FDA good manufacturing practice ("GMP") regulations for the manufacture of the product in commercial quantities.

         The Company believes that two key factors in the Company's commercial performance will be its ability to improve PROSORBA(R) column sales for its currently approved indication, obtain FDA marketing approval for additional disease indications for the PROSORBA(R) column, and obtain and develop complementary therapeutic and diagnostic technologies. The Company's current clinical efforts are focused primarily on rheumatoid arthritis.

RHEUMATOID ARTHRITIS

         Rheumatoid arthritis is a potentially crippling autoimmune disease that is estimated to affect over 5,000,000 people in North America and Europe. In rheumatoid arthritis, the body's immune system inappropriately makes antibodies, called rheumatoid factors, that collect in the joints and surrounding soft tissue causing inflammation and tissue damage. Joints, typically those in the hand, become painful and swollen, lose movement, and become deformed. These individuals not only suffer a significantly reduced quality of life, but also a shortened life expectancy.

         In September 1995, the Company announced the results of its 15 patient pilot clinical trial that used the PROSORBA(R) column for therapy in rheumatoid arthritis. The results showed a statistically significant 76% reduction in painful joints and a 70% reduction in swollen joints in 11 patients three months after completing


                                      20.

treatment with the PROSORBA(R) column. The Company believes that these findings confirm the potential utility of the PROSORBA(R) column in treating rheumatoid arthritis reported by an earlier independent study published in the JOURNAL OF RHEUMATOLOGY in May 1994.

         Also in September 1995, the Company submitted the final results of the pilot study as well as a proposed pivotal trial protocol to the FDA. The protocol submitted to the FDA described a prospective, randomized, multi-center, double-blind, controlled trial involving up to 268 patients at a minimum of twelve centers. The patients are to be randomly entered into two treatment groups. Approximately half of the patients will be treated with the PROSORBA(R) column and the other half of the patients with a placebo treatment. In November 1995, the Company announced that the FDA had conditionally approved its application to begin a pivotal trial at 12 centers using the PROSORBA(R) column in the treatment of patients with rheumatoid arthritis. A conditional approval grants the Company permission to begin a trial following approval by the treating institution's institutional review board provided that the Company agrees to submit information and revise the protocol as requested by the FDA. The Company has since obtained final approval from the FDA and commenced this clinical study.

OTHER INDICATIONS

         While there are multiple additional indications in which the PROSORBA(R) column has demonstrated some clinical effects through 1995, the Company dedicated most of its internal resources, apart from rheumatoid arthritis, toward the indication of kidney transplantation. About 25% of patients awaiting kidney transplantation are ineligible for a transplant because they have developed antibodies, called alloantibodies, to a variety of donor tissues. These alloantibodies would immediately recognize a transplanted kidney as "foreign" and mount an immune attack against it. Prevention of this acute rejection involves the use of immunosuppressive drugs to reduce the body's tendency to reject foreign tissue, but drug therapy does not remove the sensitized antibodies. Patients waiting for a transplant are typically on dialysis which is an expensive medical maintenance procedure which provides no permanent therapeutic benefit.

         In August 1995, the Company began a pilot clinical trial to evaluate the PROSORBA(R) column as a means to increase the number of patients eligible for kidney transplantation. The study was designed to determine if the PROSORBA(R) column treatments will reduce the level of sensitizing antibodies which cause acute organ rejection and which prevent a significant portion of the patient population from receiving donor kidneys. The Company has suspended enrollment of patients in this study and is in the process of evaluating the merits of continuing the study in light of the other opportunities available to it.

         Additionally, the Company intends over-time to pursue applications for the use of the PROSORBA(R) column in the treatment of certain other autoimmune diseases, organ transplantations and cancers. The Company's Investigational Device Exemptions ("IDEs") which allow the Company to perform human clinical trials include the following diseases: rheumatoid arthritis, cancer, myasthenia gravis, systemic lupus erythematosus, multiple sclerosis, thrombotic thrombocytopenic purpura, and kidney transplantation. Such trials would be initiated if sufficient financing is obtained and the business potential of each therapeutic opportunity is consistent with the Company's goals. The Company is presently unable to predict when, or if, FDA approval for any such indications will be obtained.

OTHER TECHNOLOGY

         In November 1994, the Company's diagnostic division entered into a licensing agreement under which it has licensed the right to use proprietary nucleic acid probe technology (a genetic screening test) to predict which rheumatoid arthritis patients will develop severe disease and hence may benefit from early aggressive therapy. The test is currently a manually performed reference laboratory test. In January 1995, the Company obtained the rights to hybridization and chemical signal generation technology as well as automated clinical instrumentation which combined could provide the Company with the opportunity to create an automated laboratory test using the nucleic acid probe technology.


                                      21.

         The diagnostics division was originally formed in 1992 as a majority-owned subsidiary of the Company called CELx Corporation ("CELx"). During the quarter ended June 30, 1995, the Company and CELx agreed to the merger of CELx into the Company and the exchange of Capital Stock of CELx held by persons other than the Company into an aggregate of 312,500 shares of the Company's Common Stock. The merger of CELx into the Company resulted in a $625,000 "purchased in process research and development" expense. The expense was based on the fair market value of the Company's Common Stock as of the date of the merger. The diagnostics division was originally created to employ proprietary immunoassay technology to develop specific assays that provide greater sensitivity and specificity than presently available in the market. The diagnostics program is currently under evaluation within the Company and an active effort to outlicense the technology is underway.

         In 1995, 1994 and 1993, the Company spent approximately $3.22 million, $2.11 million and $2.06 million, respectively, on research and development.

SCIENCE PROGRAM PROGRESS

         The Company has established three scientific advisory boards to provide scientific and clinical support and guidance related to the Company's products. The areas of focus of the scientific advisory boards are immunology, rheumatology and hematology.

         The Immunology Advisory Board is currently composed of Gerald T. Nepom, Ph.D., M.D., Scientific Director of the Virginia Mason Research Center in Seattle, Washington and Eng Tan, M.D., Scripps Research Institute, San Diego. The Company intends to add one more member to the Immunology Advisory Board in the near future. The focus of this advisory board will be to provide guidance to the extramural research investigating the PROSORBA(R) column's immunologic mechanism of action.

         The Rheumatology Advisory Board (the "RAB") is composed of Dr. David Felson, Professor of Medicine and Public Health and Director, B.U. Arthritis Health Services Center, Boston University, Dr. Richard Panush, Professor and Chairman, Department of Medicine, St. Barnabas Medical Center, Livingston, New Jersey and Dr. George Ehrlich, Adjunct Professor of Medicine, University of Pennsylvania. The RAB will oversee and guide the Company's programs in rheumatoid arthritis. The RAB members are all serving as advisers to the FDA in the Drug Division which reviews New Drug Applications for rheumatology pharmaceutical product.

         In 1996, the Company began providing financial support to several leading research facilities to further their efforts in studying the mechanism of action of the PROSORBA(R) column in the treatment of rheumatoid arthritis.

         The persons who will serve on the Hematology Advisory Board are currently being considered by the Company.

         The caliber of these Board members reflects the Company's commitment to undertake new clinical trials to aimed at developing better information relating to the profile of the PROSORBA(R) column through a rigorous, controlled scientific study.

MARKETING AND CUSTOMERS

Prior Distribution Agreement With Baxter

         Historically, the PROSORBA(R) column was sold by the Company's internal sales force to physicians in the fields of immunology, hematology and oncology. The Company's domestic sales force consisted of 15 sales representatives, all of whom had technical backgrounds and prior sales experience in the medical products area.


                                      22.

The Company's marketing program included direct mail, telemarketing, journal advertising, trade show participation, and physician seminars.

         In February 1994, the Company entered into a 10-year exclusive distribution agreement, with certain "take or pay" and purchase commitments, with Baxter granting distribution rights of its PROSORBA(R) column in the United States and Canada for the treatment of thrombocytopenia and the first right to negotiate for new PROSORBA(R) column indications. Baxter assumed the Company's sales and distribution responsibilities in April 1994. Baxter, at its own expense, was to provide sales and marketing support for the sale of the product during the term of the agreement.

         On March 18, 1996, the Company and Baxter terminated the exclusive distribution agreement. Under the termination agreement, effective May 1, 1996, the Company regained the right, among other things, to sell its PROSORBA(R) columns directly to customers who had previously purchased PROSORBA(R) columns through Baxter as well as to any other potential customers who wish to purchase the PROSORBA(R) columns. As a result of the termination of the distribution agreement, it is necessary for the Company to establish its own domestic sales force for the marketing and sale of the Company's PROSORBA(R) column. The Company is actively recruiting a domestic sales force, and expects to complete the hiring of the initial group of six sales representatives by the fall of 1996. See "Risk Factors -- Prior Exclusive Agreement with Baxter; Necessity of Establishing a Sales Force."

Other

         In the international arena, the Company has entered into exclusive agreements for distribution of the PROSORBA(R) column in Spain, Korea, Mexico, Brazil, Argentina, and Hong Kong. However, sales to international customers represent less than 10% of the Company's product sales.

         No customer represented more than 10% of the Company's annual sales during the year ended December 31, 1993. For the years ended December 31, 1994 and 1995, sales to Baxter represented approximately 70% and 91%, respectively, of the Company's sales.

RESTRUCTURING PLAN

         The Company is in the process of implementing a substantial restructuring plan. The restructuring plan is intended to reduce the Company's overhead and recurring costs by reducing the Company's work force and consolidating its two manufacturing facilities into one central manufacturing facility located in Redmond, Washington. By eliminating approximately 20 positions, the Company expects to realize an annual salary savings in excess of $1.0 million. In addition, although the Company estimates it will incur approximately $1.0 million in capital expenditures associated with the consolidation of its manufacturing operations, the Company believes such consolidation will result in a reduction of overhead expenses. Furthermore, the restructuring plan includes relocating all of the Company's operations, except manufacturing, from Seattle, Washington to San Diego, California by the end of 1996. The Company believes that relocating its operations to San Diego, widely recognized as the fourth largest biotechnology center in the United States, will provide the Company with greater exposure within the industry and better position the Company to market its products. In addition, in the event the Company wishes to expand staffing, San Diego's highly skilled work force will provide significant resources from which the Company may draw upon to fill any future staffing needs. The restructuring is not yet completed and there can be no assurance that such a restructuring will be completed. Even if such a restructuring is completed, there can be no assurance that it will be successfully implemented.

PATENTS AND PROPRIETARY TECHNOLOGY

         The Company believes that its success depends primarily on the experience, capabilities, and skills of its personnel. Notwithstanding this fact, however, the Company seeks to protect its intellectual property rights by a variety of means, including patents, maintaining trade secrets and proprietary know-how, and technological innovation to develop and maintain its competitive position. There can be no assurance that the Company will be able to obtain additional patents either in the United States or in foreign jurisdictions or that, if issued, such patents


                                      23.

will provide sufficient protection or be of commercial benefit to the Company. Insofar as the Company relies on trade secrets and unpatented proprietary know-how, there can be no assurance that others will not independently develop similar technology or that secrecy will not be breached. Finally, there can be no assurance that the Company will be able to develop further technological innovations.

         The Company presently owns nine issued U.S. patents and four foreign patents which expire between 2004 and 2009. The process used in manufacturing the PROSORBA(R) column is covered by one of these patents. The Company has an exclusive license for a U.S. patent for a genetic screening test to predict which rheumatoid arthritis patients will develop severe disease. In addition, the Company has an exclusive license for a U.S. patent for treating cellular Fc receptor-mediated hypersensitivity immune disorders.

         There can be no assurance that the Company's patents will afford commercially significant protection of its proprietary technology or have commercial application. There has been no judicial determination of the validity or scope of its proprietary rights. Moreover, the patent laws in foreign countries may differ from those of the United States, and the degree of protection afforded by foreign patents may be different. The prosecution and defense of validity and infringement issues before the forums in which such issues may be raised are complicated, and it is not possible to predict the outcome with certainty.

         Others have filed applications for, or have been issued, patents and may obtain additional patents and other proprietary rights relating to products or processes competitive with those of the Company. The scope and validity of such patents is presently unknown. If existing or future patents are upheld as valid by courts, the Company may be required to obtain licenses to use technology covered by such patents.

         Various scientific personnel of the Company in the past have been associated with non-profit research or educational institutions that typically require researchers to execute agreements giving such institutions broad rights to inventions created or developed during the period that the scientist is associated with such institution. The Company's former Chairman of the Board and former Chief Scientific Officer Dr. Frank R. Jones has been a party to such agreements in the past. While no such institution has to date asserted rights to the Company's technology, such assertions may be made in the future. If such assertions are made, the Company may be forced to litigate to protect its rights to such technology.

         PROSORBA(R) column is a registered trademark of the Company.

FDA REGULATIONS AFFECTING THE COMPANY

         The PROSORBA(R) column is regulated by the FDA as a Class III device. The regulatory approval of a Class III device in the United States intended for therapeutic use in humans involves many steps including preclinical and clinical testing. Preclinical evaluation of a Class III device includes testing to demonstrate that in clinical studies with human subjects the product would not present an unreasonable hazard. Preclinical evaluation of the PROSORBA(R) column was conducted as part of the approval process for treatment of patients with ITP.

         For each additional disease that the Company wants to treat with the PROSORBA(R) column, clinical testing must be conducted. Before such clinical testing can begin, an investigational device exemption ("IDE") application must be prepared and filed with the FDA. This application consists of (i) information on the composition of the product, (ii) manufacturing data, (iii) results of all preclinical safety and effectiveness studies, and (iv) a design of the study and protocol. If the application has not been denied or if additional information has not been requested by the FDA within 30 days of submission, the applicant may then begin clinical trials.

         The clinical testing of a device may consist of a preliminary feasibility study leading to a larger study of safety and effectiveness, or it may consist of only the larger safety and effectiveness study. Upon completion of the study and compilation of the data, a PMA application can be filed. The FDA is required to respond to the PMA submission within 180 days, although the FDA may not and often does not adhere to this schedule and further review may take additional time. After the FDA completes its review of the PMA application, the clinical study data is reviewed by an advisory panel of medical experts who are not part of the FDA. The applicant is required to


                                      24.

answer questions posed by this panel. Based on its review of the data, the advisory panel may make a recommendation of approval or nonapproval to the FDA. The FDA usually follows the recommendation of the panel but is not required to. Assuming the advisory panel recommends approval of the PMA, the FDA may approve the application and the product may then be commercially distributed.

         The manufacture and distribution of medical devices are subject to continuing FDA regulation. In addition to the requirement that the device be marketed only for its approved uses, applicable law requires compliance with the FDA's GMP regulations. Failure to comply with the GMP regulations or with other applicable legal requirements can lead to federal seizure of volatile products, injunctive actions brought by the federal government, and potential criminal liability on the part of the Company and of the officers and employees of the Company who are responsible for the activities that lead to the violations.

         Although the Company has received marketing approval from the FDA for the treatment of ITP with the PROSORBA(R) column, there can be no assurance that any marketing clearances for other diseases or products will be granted on a timely basis, or at all, if that it will be economically feasible to commercialize the PROSORBA(R) column for these other diseases. The FDA may also require post-marketing testing and surveillance programs to monitor the effectiveness and safety of the Company's products. Product marketing approvals may be withdrawn for noncompliance with regulatory standards or the occurrence of unforeseen problems following initial marketing.

         The PROSORBA(R) column is commercially distributed under a PMA that was approved by the FDA in 1987. Changes to the product and its manufacturing process, and certain types of labeling changes must be approved by the FDA prior to implementation. The Company currently has one supplement to the PMA pending with the FDA for a labeling change addressing the use of ancillary equipment during the PROSORBA(R) column therapy. The FDA has indicated to the Company that the PMA supplement would be approvable if certain additional information is provided. There can be no assurance that any future supplements will be approved by the FDA.

COMPETITION

         The PROSORBA(R) column, as well as other products which may be developed by the Company in the future, are intended to compete with conventional methods of treatment which generally consist of surgery, drug, or radiation therapy and which have been accepted by the medical community as classical treatment methods. In addition, the Company intends to compete with methods of treatment focusing on the artificial stimulation and/or modification of the human immune system by material or synthetic drugs or genetically engineered compounds which are being pursued by numerous biotechnology and medical companies and research institutions. Many of the Company's potential competitors have significantly greater resources than the Company. The PROSORBA(R) column represents a different approach to the treatment of immune-related diseases inasmuch as it focuses on the removal of CICs that are damaging in various autoimmune disorders. The Company is aware of a select number of other companies which are known to be pursuing approaches to disease treatment similar to the Company's methodology. In addition, it is always possible that established companies and research institutions with greater resources may develop other treatment methods for various diseases.

         The Company believes that key factors in the Company's commercial performance will be its ability to improve PROSORBA(R) column sales for its currently approved indication, ITP, obtain marketing approval for additional disease indications for the PROSORBA(R) column and obtain and develop complementary technologies.

         The Company's competitive success will also depend on market acceptance of its therapeutic approach, its scientific expertise, the PROSORBA(R) column's performance measured against competing products, adequate funding, on its ability to develop, protect, and market products in the future its continued ability to attract and retain skilled and experienced personnel, to develop and secure the rights to advanced proprietary technology and to commercially exploit its technology prior to the development of competitive products by others.


                                      25.

RAW MATERIALS SUPPLY

         The Company believes that raw materials and other components are available in sufficient quantities to meet production requirements for the PROSORBA(R) column. Sales of the PROSORBA(R) column are not subject to seasonal fluctuation.

PROPERTIES

         In October 1991, the Company entered into an eight-year lease for 14,400 square feet of production, laboratory and administrative facilities in Seattle, Washington. In conjunction with the Company's current restructuring plan and corresponding reduction in facilities, this space was sub-leased to another party in April 1996 for the remainder of the lease term. The Company retained rights to use a small portion of the space until alternate facilities are available or complete.

         The Company leases an 8,000 square foot manufacturing facility in Redmond, Washington. The facility is currently used to produce commercial quantities of both protein A and the chemically coated silica matrix used in the manufacture of the PROSORBA(R) column. Assembly of the PROSORBA(R) column has historically been performed in the Company's Seattle, Washington facility. The Redmond facility, however, is currently under renovation so that both raw material production and assembly of the PROSORBA(R) column can be performed in a single facility. Although the Redmond facility currently complies with the FDA's GMP regulations, the renovated facility, when complete, must complete the FDA GMP re-approval process. There can be no assurance that the renovated facility will receive GMP approval in a timely manner, if at all. The Company's lease on the Redmond facility expires in 2004.

         In June 1996, the Company entered into a five-year lease for approximately 2,800 square feet of administrative space in San Diego, California. The Company's administrative, research and medical personnel will be located in the San Diego facility.

EMPLOYEES

         As of June 14, 1996, the Company employed 23 people, six of whom were primarily engaged in research and development, two in marketing and sales, ten in manufacturing and customer support and five in finance and administration. Management believes the Company's relationship with its employees is good.

LEGAL PROCEEDINGS

         On February 15, 1994, the Company issued a press release announcing the restatement of its results of operations for the third quarter ended September 30, 1993. The Company filed a Current Report on Form 8-K, dated June 23, 1994, with the Securities and Exchange Commission with respect to changing the Company's certifying accountant. On August 16, 1994, the Company received a letter from the Commission notifying the Company that the Commission was conducting a preliminary inquiry into the restatement of the Company's results of operations and the change in the Company's certifying accountant and requesting certain information. The Company has cooperated with the Commission. In January 1996, Commission staff notified the Company that it intended to propose that the Commission initiate proceedings to seek injunctive relief against the Company enjoining it from future violations of the federal securities laws. The Commission staff further advised the Company that it intended to seek similar injunctive relief and civil penalties against Alex P. de Soto, the then Chief Financial Officer of the Company. The Commission invited both the Company and Mr. de Soto to prepare and file with the Commission a Wells Submission to provide the Commission with any additional relevant information prior to formal action by the Commission. The Company is fully cooperating with the Commission staff in order to resolve the matters as expeditiously as possible.

         The Company is not a party to any material legal proceedings.



                                      26.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of the Company, the positions held by them and their ages as of June 14, 1996, are as follows:

                   NAME                     AGE    POSITION
                   ----                     ---    --------

Jay D. Kranzler, M.D., Ph.D (4)...........  38     Chief Executive Officer,  Chief Scientific Officer and Vice
                                                   Chairman of the Board of Directors

Debby Jo Blank, M.D.(4)...................  44     President, Chief Operating Officer and Director

Susan E. Feiner...........................  27     Director of Finance, Controller, Secretary and Treasurer

Richard M. Crooks, Jr.(1) (2) (3).........  56     Chairman of the Board

Philip J. O'Reilly(1) (2) (3).............  58     Director

Jack H. Vaughn(1) (2).....................  75     Director

(1)      Member of Audit Committee
(2)      Member of Compensation Committee
(3)      Member of Stock Option Committee
(4)      Member of Non-Executive Officer Stock Option Committee

         Jay D. Kranzler, M.D., Ph.D. was appointed Chief Executive Officer and Vice Chairman of the Board of Directors of the Company in December 1995. Dr. Kranzler assumed the position of Chief Scientific Officer of the Company in May 1996. From January 1989 until August 1995, Dr. Kranzler served as President, Chief Executive Officer and a director of Cytel Corporation, a publicly-held biotechnology company. Dr. Kranzler has been an adjunct member of the Research Institute of Scripps Clinic since January 1989. Before joining Cytel, Dr. Kranzler was employed by McKinsey & Company, a management consulting firm, as a consultant specializing in the pharmaceutical industry from 1985 to January 1989.

         Debby Jo Blank, M.D. was appointed President, Chief Operating Officer and Director of the Company in December 1995. Prior to joining the Company, from 1994 to December 1995, Dr. Blank was Senior Vice President, Marketing, for Advanced Technology Laboratories, a publicly-held manufacturer and distributor of ultrasound equipment. From 1993 to 1994, she was Vice President, U.S. Marketing for Syntex. From 1989 to 1993, Dr. Blank held various positions at the DuPont Company and the DuPont Merck Pharmaceutical Company ("DuPont"), including Vice President Worldwide Marketing, Vice President, New Product Planning & Licensing, and Vice President, Strategy and Business Development. Before joining DuPont, she was employed by the management consulting firm Arthur D. Little, from 1986 to 1989 as a consultant in its pharmaceutical practice.

         Susan E. Feiner was appointed Director of Finance, Controller, Corporate Secretary and Corporate Treasurer of the Company in April 1996. Prior to joining the Company, from March 1994 until March 1996, Ms. Feiner held various positions, including Finance Manager and Financial Accounting Manager at Pyxis Corporation, a publicly-held manufacturer and distributor of automated medication distribution systems. From July 1990 until March 1994 she was employed by Ernst & Young LLP, as a senior auditor.

         Mr. Richard M. Crooks, Jr. has been a director of the Company since 1994. Mr. Crooks has been President of RMC Consultants, a financial advisory services firm, since June 1990. Mr. Crooks is a director of and consultant to Allen & Company Incorporated, a privately held investment banking firm, which is the Company's principal stockholder. He served as a Managing Director of Allen & Company Incorporated for more than five years prior to June 1990. Mr. Crooks is also a director of Excalibur Technologies Corporation.


                                      27.

         Mr. Philip J. O'Reilly was appointed as a director of the Company in 1994. Mr. O'Reilly is a partner in the law firm of O'Reilly, Marsh, Kearney & Corteselli P.C., in Mineola, New York. He has been in private practice for more than twenty years. Mr. O'Reilly is also a director of Excalibur Technologies Corporation.

         Mr. Jack H. Vaughn was appointed as a director of the Company in 1991. Currently, Mr. Vaughn is Chairman of ECOTRUST, a Portland, Oregon-based foundation promoting environmentally friendly development in the Pacific Northwest. From 1988 to 1992, he was the U.S. Government's Senior Environmental Advisor for Central America. Mr. Vaughn was the founding Chairman of Conservation International, a private foundation encouraging biological diversity. Mr. Vaughn was a director of Allegheny & Western Energy Corporation from 1981 through 1995 and was a member of its Compensation Committee.

         Each officer serves at the discretion of the Board of Directors. See "Employment Agreements." The Company's Bylaws permit the Board of Directors to establish by resolution the authorized number of directors, and the Company currently has six directors authorized. The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Each director holds office until the annual meeting of stockholders of the Company which coincides with the end of such director's three-year term and until such director's successors have been elected and duly qualified. There are no family relationships among any of the directors or officers of the Company.

BOARD COMMITTEES

         The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. In addition, the Stock Option Committee has a Non-Executive Officer Stock Option Committee.

         The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments (out of the presence of management) as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three directors: Messrs. Vaughn (Chairman), Crooks and O'Reilly.

         The Compensation Committee makes recommendations based on management's inputs concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three directors: Messrs. Vaughn, Crooks and O'Reilly.

         The Stock Option Committee considers and recommends to the Board of Directors the number and terms of stock options to be granted to officers and employees of the Company. The Stock Option Committee is composed of two directors: Messrs. Crooks and O'Reilly.

         The Non-Executive Officer Stock Option Committee was created by the Stock Option Committee in February 1996. It has the authority to grant certain numbers of options to employees who are not executive officers of the Company; provided, however, that the number of options granted to employees by the Non-Executive Officer Stock Option Committee is limited to 200,000 per each period between Board meetings. The Non-Executive Officer Stock Option Committee is comprised of two directors: Drs. Kranzler and Blank.

DIRECTOR COMPENSATION

          Each nonemployee director is entitled to receive $12,000 per year for services as a nonemployee director. Messrs. O'Reilly and Vaughn each received $12,000 in cash compensation for service as a director during fiscal year 1995. Under the Company's 1988 Nonqualified Stock Option Plan, each nonemployee director is entitled to receive an option to purchase 10,000 shares of Common Stock of the Company upon such person's initial election to the Board. In addition, each nonemployee director shall receive an additional option to purchase 10,000 shares of


                                      28.

Common Stock of the Company upon each annual reelection of such person to the Board. See "--Equity Incentive Plans." Each of Messrs. Crooks, O'Reilly and Vaughn received options to purchase 10,000 shares of Common Stock for service as a director during fiscal year 1995. Directors who are employees of the Company do not receive any fee for their services as directors. None of the Company's directors receive any fees for their service on any of the Board's committees. All of the Company's directors are reimbursed for their out-of-pocket travel and accommodation expenses incurred in connection with their service as directors of the Company.

EXECUTIVE COMPENSATION

         The following table sets forth for the year ended December 31, 1995 all compensation awarded or paid to each person who served as Chief Executive Officer of the Company during the fiscal year ended December 31, 1995 as well as those executive officers whose salary and bonus were in excess of $100,000 for services rendered to the Company during the fiscal year ended December 31, 1995 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                   Long-Term Compensation
                                                                 ---------------------------
                                                                  Number of
                                       Annual Compensation       Securities      All Other
                                    -------------------------    Underlying     Compensation
                Name                 Salary($)       Bonus($)    Options (#)       ($)(1)
- --------------------------------    ---------        -------     ----------     ------------
Jay D. Kranzler, M.D., Ph.D, (2)            -        $50,000            -               -

Debby Jo Blank, M.D., (3)                   -        $50,000            -               -

Martin D. Cleary (4)                $ 225,000              -            -        $403,170 (5)

Frank R. Jones, Ph.D. (6)           $ 220,000              -            -        $  9,240

Harvey J. Hoyt, M.D. (7)            $ 175,000              -       47,500        $ 94,430 (8)

(1) All Other Compensation includes Company 401(k) contributions in the form of Common Stock of the Company.

(2) Dr. Kranzler was appointed Chief Executive Officer of the Company on December 28, 1995 and received $20,000 as a consultant to the Company during 1995. The $50,000 received during 1995 by Dr. Kranzler as "Bonus" was attributable to his signing bonus which Dr. Kranzler received upon joining the Company. Dr. Kranzler's base salary for fiscal year 1996 will be $240,000. In addition, on January 19, 1996, Dr. Kranzler was granted options to purchase 3,025,327 shares of Common Stock of the Company pursuant to his employment agreement with the Company. See "--Employment Agreements."

(3) Dr. Blank was appointed President and Chief Operating Officer on December 28, 1995, and received $20,000 as a consultant to the Company during 1995. The $50,000 received by Dr. Blank during 1995 as "Bonus" was attributable to her signing bonus which Dr. Blank received upon joining the Company. Dr. Blank's base salary for fiscal year 1996 will be $210,000. In addition, on January 19, 1996, Dr. Blank was granted options to purchase 1,134,497 shares of Common Stock of the Company pursuant to her employment agreement with the Company. See "--Employment Agreements."

(4) Mr. Cleary resigned as the Company's Chief Executive Officer, President, Chief Operating Officer and Director on December 28, 1995.


                                      29.

(5) Includes $393,750 of compensation to be paid in 1996 and 1997 under the terms of a Severance Agreement dated December 28, 1995 between Mr. Cleary and the Company. See "Certain Transactions."

(6) Dr. Jones was Chief Executive Officer until September 30, 1994, at which time he became Chief Scientific Officer. Dr. Jones resigned as Chief Scientific Officer and Director of the Company effective March 29, 1996. Pursuant to his resignation agreement with the Company, Dr. Jones received $251,500 as a severance payment in 1996. See "Certain Transactions."

(7) Dr. Hoyt resigned as Executive Vice President and Director of the Company on December 28, 1995.

(8) Includes $87,500 of compensation to be paid in 1996 as part of a Severance/Consulting Agreement dated December 28, 1995 between Dr. Hoyt and the Company. See "Certain Transactions."

STOCK OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1995, to the Named Executive Officers.

                                         Individual Grants
                     ------------------------------------------------------
                                      % of Total
                       Number of        Options                               Potential Realizable Value at
                       Securities      Granted to                             Assumed Annual Rates of Stock
                       Underlying     Employees in   Exercise                      Price Appreciation
                         Options         Fiscal        Price     Expiration        for Option Term (2)
      Name           Granted (#)(1)       Year       ($/Share)      Date           5%              10%
      ----           --------------   ------------   ---------   ----------   ----------       ------------
Harvey J. Hoyt(3)          5,000            0.5%        $2.125     09/30/96         $398            $797
                          42,500            4.2%        $1.75      09/30/96       $2,789          $5,578

(1) On January 19, 1996, Drs. Kranzler and Blank were granted options to purchase 3,025,327 and 1,134,497 shares of Common Stock of the Company, respectively. Neither Dr. Kranzler nor Dr. Blank received any options in fiscal year 1995. See "--Employment Agreements."

(2) The potential realizable value is based on the assumption that the price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term which, with respect to Mr. Hoyt's options, was nine months. Actual realizable value, if any, on stock option exercises is dependent on the future performance of the Common Stock and overall market conditions, as well as the option holder's continued employment through the vesting period.

(3) Dr. Hoyt resigned as Executive Vice President and Director of the Company on December 28, 1995. See "Certain Transactions."

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The following table sets forth certain information as of December 31, 1995, regarding options held by the Named Executive Officers. None of such individuals exercised any options during the fiscal year ended December 31, 1995.


                                      30.

                       Number of Securities Underlying           Value of Unexercised
                          Unexercised Options at FY-      In-The-Money Options at FY-End(1)
                                     End(#)                                ($)
                       -------------------------------    --------------------------------
   Name                Exercisable       Unexercisable    Exercisable        Unexercisable
- -----------------      -----------       -------------    -----------        -------------
Martin D. Cleary         500,000            250,000        $312,500            $156,250

Frank R. Jones(2)        705,000               -           $466,939                  -

Harvey J. Hoyt            47,500               -           $ 48,594                  -

(1) Calculation based on the product of (a) $2.8125, the closing price of the Common Stock on the Nasdaq SmallCap Market on December 31, 1995, less the exercise price, and (b) the number of applicable shares.

(2) Pursuant to Dr. Jones resignation from the Company, 705,000 options to purchase Common Stock then held by Dr. Jones were canceled and replaced with 705,000 new options to purchase shares of Common Stock of the Company at a per share exercise price of $2.25. See "Certain Transactions."

EQUITY INCENTIVE PLANS

1988 Nonqualified Stock Option Plan

         In 1988, the Board adopted the Company's 1988 Nonqualified Stock Option Plan (the "1988 Plan") pursuant to which were reserved 2,750,000 shares of the Company's Common Stock for issuance to directors, officers, and other key employees of and consultants to the Company. As of June 14, 1996, the Company had outstanding options to purchase 494,500 shares Common Stock of the Company under the 1988 Plan at a weighted average exercise price of $2.08.

         The 1988 Plan permits the granting of stock options that do not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1996, as amended (the "Code"). The 1988 Plan is administered by the Board which, as authorized by the 1988 Plan, has delegated such administration to the Stock Option Committee.

         The terms, including exercise price and duration of options, shall be as determined by the Stock Option Committee. Stock options granted under the 1988 Plan are nontransferable, except by will or applicable laws of descent and distribution, or pursuant to a "qualified domestic relations order" as defined by the Code and generally expire three months after the termination of an optionee's service to the Company.

         Under the 1988 Plan, each nonemployee director of the Company, upon becoming a director of the Company, shall be granted an option to purchase 10,000 shares of Common Stock of the Company. Moreover, each nonemployee director shall automatically receive an annual option to purchase an additional 10,000 shares of Common Stock of the Company upon the first business day following the date of each annual stockholder meeting. The stock option exercise price shall in all cases be equal to the fair market value of the Company' Common Stock on the date of grant.

1996 Equity Incentive Plan

         In January 1996, the Board adopted the Company's 1996 Equity Incentive Plan (the "1996 Plan") under which there are reserved 7,000,000 shares of the Company's Common Stock which may be issued to directors, officers and key employees of, and consultants and certain advisors to, the Company.

         The 1996 Plan permits the granting of options intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code to employees of the Company (including officers and employee directors) and


                                      31.

the granting of options that do not so qualify or nonstatutory stock options. In addition, the 1996 Plan permits the granting of stock appreciation rights ("SARs") in connection with incentive or nonstatutory stock options. The 1996 Plan also permits the granting of stock bonuses and rights to purchase restricted stock. (All permitted grants of options, SARs, stock bonuses and rights to purchase restricted stock are sometimes hereinafter collectively referred to as the "Stock Awards"). Pursuant to the 1996 Plan, no person shall be eligible to be granted Stock Awards covering more than 3,050,000 shares of Common Stock in any 12-month period. As of June 14, 1996, the Company had outstanding options to purchase 4,959,157 shares of Common Stock of the Company under the 1996 Plan at a weighted average exercise price of $1.58.

         The 1996 Plan is administered by the Board, which generally has the power to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan. In addition, the Board has the power to construe and interpret the 1996 Plan and, subject to the provisions of the 1996 Plan to, among other things, determine the persons to whom and the dates on which Stock Awards will be granted, the type of Stock Award to be granted, the number of shares to be subject to each Stock Award, the time or times during the term of each Stock Award within which all or a portion of such Stock Award may be exercised, the exercise price, the type of consideration and other terms of the Stock Award. As authorized by the 1996 Plan, the Board has delegated administration of the 1996 Plan to the Stock Option Committee of the Board. The Board may abolish the Stock Option Committee at any time and revest in the Board the administration of the 1996 Plan. As used herein with respect to the 1996 Plan, the "Board" refers to the Stock Option Committee as well as to the Board itself.

         The maximum term of options granted under the 1996 Plan is 10 years. The aggregate fair market value of the Common Stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000. Stock Awards granted under the 1996 Plan are generally nontransferable and expire three months after the termination of an optionee's service to the Company. In general, if an optionee is permanently disabled or dies during his or her service to the Company, such person's option may be exercised up to 12 months following such disability and up to 18 months following such death.

         The exercise price of incentive stock options granted under the 1996 Plan must be equal to at least the fair market value of the Common Stock on the date of grant. In addition, the exercise price of incentive stock options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of capital stock must be at least 110% of the fair market value of such stock on the date of grant and the term of such incentive stock option cannot exceed five years. The exercise price of stock options that do not so qualify as incentive stock options (i.e., nonstatutory stock options) must be no less than 85% of the fair market value of the Common Stock on the date of grant.

         All Stock Awards granted under the 1996 Plan shall be in such form and contain such terms and conditions as the Board shall deem appropriate. The purchase price under any restricted stock purchase award shall not be less than 85% of the fair market value of the Common Stock of the date of grant.

Non-Plan Options.

         As of June 14, 1996, there were outstanding options to purchase 1,150,835 shares of Common Stock of the Company at a weighted average exercise price of $2.26 per share, which options were granted outside of the Company's 1988 Plan and 1996 Plan (the "Non-Plan Options"). The options were granted by the Company to certain directors, officers, key employees of and consultants to the Company in connection with services rendered to the Company.

         The Non-Plan Options are generally for a five year term and are subject to vesting. Holders of the Non-Plan Options may generally exercise such options only if they are employed by the Company on the date of exercise and have been continuously employed by the Company through such exercise date; provided however, that upon the cessation of employment with Company, other than due to death, a holder of Non-Plan Options may exercise such options within 30 days after such cessation. The Non-Plan Options are nontransferable except by will or by the laws of descent and distribution. In the event the holder of Non-Plan Options dies while in the employ of the


                                      32.

Company (and such person has been continuously employed by the Company since the date of the original grant of the Non-Plan Options to such employee), the transferee of such options shall have the right, at any time within three months of the original holders death, to exercise the Non-Plan Option to the extent such option could have then been exercised by the original holder.

401(K) PLAN

         The Company sponsors a defined contribution pension plan pursuant to
Section 401(k) of the Internal Revenue Code of 1986 (the "401(k) Plan"). The 401(k) Plan covers substantially all employees who provide more than 1,000 hours of service during the year.

         The 401(k) Plan provides for matching contributions whereby the Company contributes Common Stock of the Company to the 401(k) Plan on behalf of participants in an amount equal to 100% of the participant's contributions during the six-month periods ending on the last day of June and December of each year. The Common Stock contributed by the Company generally will vest six months after the amount of the contribution is determined; provided that the employee is still employed by the Company at the end of the vesting period. Contributions made on behalf of employees who have been employed by the Company for more than five years vest immediately.

EMPLOYMENT AGREEMENTS

         On December 28, 1995, the Company entered into a five year employment agreement with Dr. Kranzler, the Company's Chief Executive Officer and Chief Scientific Officer. Dr. Kranzler's annual compensation consists of base salary of $240,000, performance based bonuses of up to an additional twenty-five percent (25%) of annual base salary and certain options to purchase Common Stock of the Company, as described below. In addition, Dr. Kranzler's employment agreement provides for a sign-on bonus of $185,000, payable upon certain milestones. As of the date hereof, approximately $100,000 of the total sign-on bonus has been paid to Dr. Kranzler.

         Dr. Kranzler was also granted an option to purchase 3,025,327 shares of Common stock of the Company (which amount represented eight percent (8%) of the Company's Common Stock on a fully diluted basis on the date of grant) at an exercise price equal to $1.50 per share. The options vest twenty-five percent (25%) immediately upon grant and thereafter ratably and daily over a four (4) year period.

         On December 28, 1995, the Company entered into a five year employment agreement with Dr. Debby Jo Blank, the Company's President and Chief Operating Officer. Dr. Blank's annual compensation consists of base salary of $210,000, performance based bonuses of up to an additional twenty-five percent (25%) of annual base salary and certain options to purchase Common Stock of the Company, as described below. In addition, Dr. Blank's employment agreement provides for a sign-on bonus of $185,000, payable upon certain milestones. As of the date hereof, approximately $100,000 of the sign-on bonus has been paid to Dr. Blank.

         Dr. Blank was also granted an option to purchase 1,134,497 shares of Common Stock of the Company (which amount represented three percent (3%) of the Company's Common Stock on a fully diluted basis on the date of grant) at an exercise price equal to $1.50 per share. The options vest twenty-five percent (25%) immediately upon grant and thereafter ratably and daily over a four (4) year period.

         On May 6, 1996, the Company entered into a resignation agreement (the "Resignation Agreement") with Alex P. de Soto, the Company's former Vice President, Chief Financial Officer, Secretary and Treasurer, whereby Mr. de Soto resigned as an officer of the Company effective May 6, 1996, but remains an employee of the Company through June 30, 1996. The Company is obligated to pay Mr. de Soto $8,000 per month, including any unaccrued and unused vacation time, while he is an employee of the Company. In addition, the Company will grant to Mr. de Soto that number of freely tradable shares of the Company's Common Stock equal to $25,000 divided by the last quoted sales price of the Company's Common Stock as quoted on the Nasdaq SmallCap Market on July 19, 1996. Mr. de Soto is entitled to retain the option to purchase 60,000 shares of Common Stock of the Company at an exercise price of $1.50 per share granted to him by the Company under his previous employment agreement.


                                      33.

         Also on May 6, 1996, the Company entered into an agreement with Mr. de Soto which provides for the retention of Mr. de Soto as a consultant to the Company pursuant to a consulting agreement (the "Consulting Agreement") for a period of ten months commencing July 1, 1996; as long as certain conditions precedent are satisfied on or before that date. The Consulting Agreement provides for the payment to Mr. de Soto of $7,000 per month.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

        Under Section 145 of the Delaware General Corporation Law (the "DGCL"), the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933.

        The Company's Certificate of Incorporation and By-laws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the Company to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

         The Company has entered into a letter agreement with a certain former executive officer whereby the Company has agreed to pay for expenses (including attorney's fees) incurred by such executive officer in connection with an ongoing SEC inquiry in advance of any final disposition of such inquiry. In the event it is ultimately determined that such executive officer is not entitled to indemnification under the terms of the Company's Bylaws or other applicable laws or regulations such executive officer is obligated to repay all amounts advanced by the Company on such executive officer's behalf.

         The Company has an insurance policy covering the officers and directors of the Company with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.



                                      34.

                              CERTAIN TRANSACTIONS

         On May 6, 1996, the Company entered into a resignation agreement (the "Resignation Agreement") with Alex P. de Soto, the Company's former Vice President, Chief Financial Officer, Secretary and Treasurer, whereby Mr. de Soto resigned as an officer of the Company effective May 6, 1996, but remained an employee of the Company through June 30, 1996. The Company is obligated to pay Mr. de Soto $8,000.00 per month, including any unaccrued and unused vacation time, while he is an employee of the Company. In addition, the Company will grant to Mr. de Soto that number of freely tradable shares of the Company's Common Stock equal to 25,000 divided by the last quoted sales price of the Company's Common Stock as quoted on the Nasdaq SmallCap Market on July 19, 1996. Mr. de Soto is entitled to retain the option to purchase 60,000 shares of Common Stock of the Company at an exercise price of $1.50 per share granted to him by the Company under his previous employment agreement.

         Also on May 6, 1996, the Company entered into an agreement with Mr. de Soto which provides for the retention of Mr. de Soto as a consultant to the Company pursuant to a consulting agreement (the "Consulting Agreement") for a period of ten months commencing July 1, 1996. The Consulting Agreement provides for the payment to Mr. de Soto of $7,000 per month.

         On March 29, 1996, the Company entered into a letter of resignation (the "Letter of Resignation") with Dr. Frank Jones relating to the terms and conditions of Dr. Jones resignation as Chief Scientific Officer and Director of the Company. Pursuant to the Letter of Resignation, the Company paid to Dr. Jones a severance payment in the aggregate amount of $251,500 (which amount is net of amounts paid by Dr. Jones to purchase certain personal property from the Company). Under the terms of the Letter of Resignation, options and warrants held by Dr. Jones to purchase 705,000 shares of Common Stock of the Company at various exercise prices were canceled and non-plan stock options to purchase 705,000 shares of the Company's Common Stock at an exercise price of $2.25 per share were issued to Dr. Jones in their place.

         In February 1996, the Company entered into a letter agreement (the "Letter Agreement") with Mr. de Soto whereby the Company agreed to pay for expenses (including attorney's fees) incurred by Mr. de Soto in connection with the defense of the below-referenced Commission inquiry in advance of any final disposition of such inquiry. In the event it is ultimately determined that Mr. de Soto is not entitled to indemnification under the terms of the Company's Bylaws or other applicable laws or regulations, Mr. de Soto is obligated to repay all amounts advanced by the Company on his behalf in connection with the Commission inquiry.

         In January 1996, the Company completed a private placement of 8,540,702 shares of its Common Stock with certain accredited investors at a purchase price of $1.50 per share, resulting in net proceeds to the Company of approximately $12.0 million (the "Private Placement"). Allen & Company Incorporated acted as a non-exclusive placement agent for the Company and received 20,000 shares of Common Stock of the Company as a placement agent fee. As of June 14, 1996, Allen & Company Incorporated beneficially held approximately 17.9% of the Company's outstanding Common Stock. Mr. Richard M. Crooks, Jr. is a director of the Company and is also a director of and a consultant to Allen & Company Incorporated. See "Management." As of June 14, 1996, Mr. Crooks beneficially held approximately 4.1% of the Company's Common Stock. See "Management" and "Principal Stockholders and Selling Security Holder."

         On December 29, 1995, Allen & Company Incorporated purchased from the Company $500,000 principal amount of Senior Debentures due July 1, 1996. The Senior Debentures were convertible at a rate of one share of Common Stock for each $1.50 of outstanding principal amount of the Senior Debentures. In January 1996, in conjunction with the closing of the Private Placement, the Senior Debentures held by Allen & Company Incorporated automatically converted into 333,333 shares of the Company's Common Stock.


                                      35.

         On December 28, 1995, the Company entered into a five year employment agreement with Dr. Jay D. Kranzler, the Company's Chief Executive Officer and Chief Scientific Officer. Dr. Kranzler's annual compensation consists of a base salary of $240,000 and performance-based bonuses of up to $60,000. In addition, Dr. Kranzler's employment agreement provides for a $185,000 sign-on bonus, payable upon the satisfaction of certain milestones, and grants Dr. Kranzler options to purchase 3,025,327 shares of Common Stock of the Company at an exercise price equal to $1.50 per share. Such options are subject to vesting. See "Management -- Employment Agreements."

         On December 28, 1995, the Company entered into a five year employment agreement with Dr. Debby Jo Blank, the Company's President and Chief Operating Officer. Dr. Blank's annual compensation consists of a base salary of $210,000 and performance-based bonuses of up to $52,500. In addition, Dr. Blank's employment agreement provides for a sign-on bonus of $185,000, payable upon certain milestones, and grants Dr. Blank options to purchase 1,134,497 shares of Common Stock of the Company at an exercise price equal to $1.50 per share. Such options are subject to vesting. See "Management -- Employment Agreements."

         On December 28, 1995, the Company entered into a severance agreement ("Severance Agreement") with Mr. Martin D. Cleary relating to Mr. Cleary's resignation from his positions as Chief Executive Officer, President, Chief Operating Officer and Director of the Company. Under the Severance Agreement, the Company will pay Mr. Cleary a total of $393,750 during 1996 and 1997.

         On December 28, 1995 the Company entered into a consulting agreement ("Consulting Agreement") with Dr. Harvey J. Hoyt. Dr. Hoyt accepted a consulting engagement in lieu of his positions as Executive Vice President and Director of the Company and resigned from those positions. Under the terms of the Consulting Agreement, the Company agreed to pay Dr. Hoyt compensation at an annual rate of $175,000 and accelerate the vesting of options to purchase 47,500 shares of Common Stock previously granted by the Company to Dr. Hoyt. The Consulting Agreement expires by its terms on June 30, 1996, unless extended by the parties.

         On February 15, 1994, the Company issued a press release announcing the restatement of its results of operations for the third quarter ended September 30, 1993. The Company filed a Current Report on Form 8-K, dated June 23, 1994, with the Securities and Exchange Commission (the "Commission") with respect to changing the Company's certifying accountant. On August 16, 1994, the Company received a letter from the Commission notifying the Company that the Commission was conducting a preliminary inquiry into the restatement of the Company's results of operations and the change in the Company's certifying accountant and requesting certain information. The Company has cooperated with the Commission. In January 1996, Commission staff notified the Company that it intended to propose that the Commission initiate proceedings to seek injunctive relief against the Company enjoining it from future violations of the federal securities laws. The Commission staff further advised the Company that it intended to seek similar injunctive relief and civil penalties against Alex P. de Soto, who was then Vice President, Chief Financial Officer, Secretary, and Treasurer of the Company (Mr. de Soto subsequently resigned from all such positions). The Commission invited both the Company and Mr. de Soto to prepare and file with the Commission a Wells Submission to provide the Commission with any additional relevant information prior to formal action by the Commission. The Company is fully cooperating with the Commission staff in order to resolve the matters as expeditiously as possible.



                                      36.

               PRINCIPAL STOCKHOLDERS AND SELLING SECURITY HOLDER

         The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's stock as of June 14, 1996 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of a class of the Company's Common Stock; (ii) each of the Company's directors, (iii) each Named Executive Officer, and (iv) all executive officers and directors as a group. Unless otherwise indicated in the footnotes to this table, each of the stockholders named in this table has sole voting power and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 28,727,257 shares of Common Stock outstanding on June 14, 1996, adjusted as required by rules promulgated by the Commission (and assuming the number of shares of Common Stock beneficially owned by any such security holder remained unchanged since the filing of any relevant
Schedule 13D filed with the Commission by or on behalf of such security holder). Ownership information is based, in part, upon information furnished by the respective entities and individuals, including any Schedule 13D or 13G and any
Section 16 filings.

                                                                            PERCENTAGE BENEFICIALLY OWNED
                                                  SHARES BENEFICIALLY    ---------------------------------
 OFFICERS, DIRECTORS AND 5% STOCKHOLDERS(1)              OWNED           BEFORE OFFERING    AFTER OFFERING
- ---------------------------------------------     -------------------    ---------------    --------------
Allen & Company Incorporated                         5,322,462(2)            17.9%              17.9%
   711 Fifth Avenue
   New York, New York  10022

Aries Financial Services                             1,790,832(3)             6.2%               6.2%
   375 Park Avenue, Suite 1501
    New York, New York  10152

Richard M. Crooks, Jr.                               1,181,565(4)             4.1%               4.1%

Frank R. Jones                                         400,411                1.3%               1.3%

Martin D. Cleary                                       503,982(5)             1.7%               1.7%

Jay D. Kranzler                                      1,298,467(6)             4.4%               4.4%

Debby Jo Blank                                         623,725(6)             2.1%               2.1%

Jack Vaughn                                             66,000(7)             *                  *

Philip J. O'Reilly                                      74,625(8)             *                  *

Harvey J. Hoyt                                          51,683(9)             *                  *


All Directors and Named Executive Officers as
a Group (5 persons)                                  3,244,382(10)           10.7%              10.7%

   SELLING SECURITY HOLDER
- --------------------------------------
Brean, Murray, Foster Securities, Inc.                 100,000                *                    0%(11)

- ------------------------
*less than one percent

(1) Except as shown otherwise in the table, the address of each stockholder listed is in care of the Company at 4350 Executive Drive, Suite 325, San Diego, California 92121.


                                      37.

(2) Includes warrants to purchase 1,060,590 shares of Common Stock. Does not include 2,303,890 shares of Common Stock and warrants to purchase 31,600 shares of Common Stock owned by certain individuals who may be considered affiliates of Allen & Company Incorporated. Allen & Company Incorporated disclaims beneficial ownership of these shares of Common Stock. This information was derived from a Schedule 13D dated January 22, 1996, filed with the Securities and Exchange Commission by Allen & Company Incorporated.

(3) This information was derived from a Schedule 13D dated January 22, 1996, filed by Aries Financial Services with the Securities and Exchange Commission.

(4) Includes warrants and options to purchase 40,000 shares of Common Stock exercisable within 60 days of June 14, 1996. Includes 712,498 shares of Common Stock and presently exercisable warrants to purchase 26,666 shares of Common Stock held by Allen & Company in which Mr. Crooks has a pecuniary interest pursuant to an arrangement with Allen & Company Incorporated. This information was derived from a Schedule 13D dated January 22, 1996, filed with the Securities and Exchange Commission by Allen & Company Incorporated.

(5) Includes options to purchase 500,000 shares of Common Stock exercisable within 60 days of June 14, 1996.

(6) Includes 218,881 shares of Common Stock held by the Company's 401(k) plan for which the officer as co-trustee of the plan has voting rights to such shares. Also includes, with respect to Dr. Kranzler, options to purchase 1,079,586 shares of Common stock of the Company and, with respect to Dr. Blank, options to purchase 404,844 shares of Common Stock of the Company exercisable within 60 days of June 14, 1996.

(7) Includes options to purchase 65,000 shares of Common Stock exercisable within 60 days of June 14, 1996.

(8) Includes warrants and options to purchase 58,825 shares of Common Stock exercisable within 60 days of June 14, 1996.

(9) Includes options to purchase 22,500 shares of Common Stock exercisable within 60 days of June 14, 1996.

(10) Includes warrants and options to purchase 1,648,255 shares of Common Stock exercisable within 60 days of June 14, 1996.

(11) Assumes all of the Shares offered hereby are sold by the Selling Security Holder.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The Company is authorized to issue 60,000,000 shares of Common Stock, $.02 par value per share, and 15,000,000 shares of undesignated Preferred Stock, $.02 par value per share.

COMMON STOCK

         As of June 14, 1996, there were issued and outstanding 28,727,257 shares of the Company's Common Stock held by approximately 1,073 persons. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The Company's Board of Director's is presently composed


                                      38.

of five (5) members divided into two classes of two directors each and one class consisting of one director. Each class of directors is elected to a three-year term of office.

         The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interest stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder," is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision could have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

PREFERRED STOCK

         The Board has the authority, without further stockholder action, to issue up to 15,000,000 shares of Preferred Stock in one or more series of any number of shares, provided, however, that the number of shares so issued shall not exceed in the aggregate the number authorized. Each series of Preferred Stock may have such designations, powers, preferences and privileges and such qualification, limitations or restrictions as shall be designated by the Board. The issuance of Preferred Stock by the Company could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation, and may have the effect of delaying, deterring or preventing a change of control of the Company, which could have a depressive effect on the market price of the Company's Common Stock. As of June 14, 1996, there was no Preferred Stock issued and outstanding and the Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

         Registered Warrants. As of June 14, 1996 there were outstanding 1,850,000 warrants to purchase Common Stock of the Company, which warrants have been registered under the Securities Act (the "Warrants"). The Warrants were issued in August 1991 as a part of a "Unit," consisting of three shares of Common Stock of the Company and one Warrant to purchase one share of Common Stock of the Company. As of November 27, 1991, the Warrants and shares of Common Stock comprising the Units became separately transferable. The Warrants were issued in registered form under a Warrant Agreement, dated as of September 6, 1991 (the "Warrant Agreement"), between the Company and Manufacturers Hanover Trust Company of California, San Francisco, California ("MHT"), as warrant agent. The Warrant Agreement was subsequently transferred to American Stock Transfer and Trust Company to serve as the warrant agent for the Warrants (the "Warrant Agent"). The following summary of the provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

         Each Warrant entitles the registered holder to purchase one share of Common Stock at $2.50 per Share (the "Exercise Price") during the period commencing on the date such Warrants are separately transferable to and including August 29, 1996 (the "Exercise Period), subject to adjustment in certain events referred to below. Each holder of Warrants may exercise such Warrants by surrendering the certificate evidencing such Warrants, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Warrants that are not exercised prior to the expiration of the Exercise Period shall become void. Payment of the Exercise Price shall be made in the form of a certified check in an amount equal to the aggregate Exercise price.

         The Company will not issue fractional shares of Common Stock upon exercise of the Warrants. In lieu of fractional shares, there will be paid to the holder of the Warrants at the time of exercise an amount per share equal to


                                      39.

the same fraction of the then current market value of a share of Common Stock. Warrant holders, as such, do not have any voting rights or any other rights as stockholders of the Company.

         As of the date hereof, all or any portion of the Warrants are redeemable, in whole or in part, at the option of the Company at a redemption price of $0.75 per Warrant (the date of such redemption being the "Redemption Date"). Notice of redemption will be mailed to all Warrant holders at least 20 days but not more than 45 days before the Redemption Date. In addition, notice of such redemption will be published in The Wall Street Journal not less than 10 days nor more than 20 days prior to the mailing of the notice. Any Warrant so called for redemption may be exercised until the close of business on the fifth business day preceding the Redemption Date specified in such notice of redemption. If less than all the Warrants are to be redeemed, the Warrant Agent shall select the Warrants to be redeemed by a method the Warrant Agent considers fair and appropriate.

         The exercise price and the number of shares of Common Stock purchasable upon the exercise of each Warrant are subject to adjustment in certain events, including: (i) the issuance of a stock dividend to holders of shares or a combination, subdivision or reclassification of shares of Common Stock; (ii) the issuance to all holders of the outstanding shares of Common Stock of rights, warrants or options (expiring within 45 days after the record date for determining stockholders entitled to receive such rights, warrants or options) to subscribe for or purchase shares of Common Stock at less than the then current market price; and (iii) the distribution to all holders of shares of stock (other than shares of Common Stock), evidences of indebtedness, or assets (excluding cash dividends or distributions payable out of consolidated earnings and earned surplus and dividends and distributions payable in shares of Common Stock) of rights, warrants or options to subscribe for or purchase shares of Common Stock. No adjustment in the number of shares of Common Stock purchasable upon exercise of the Warrants or in the exercise price will be required until cumulative adjustments require an adjustment of at least 1% thereof. At any time prior to the expiration of the Exercise Period then in effect, the Company may extend the Exercise Period and increase or decrease the Exercise Price payable during such extension. In addition, the Company may, at its option, reduce the exercise price at any time.

         Notwithstanding the foregoing, in case of any consolidation, merger or sale or lease of all or substantially all of the property of the Company, the holder of each Warrant shall have the right, upon subsequent exercise thereof, only to receive the kind and amount of shares and other securities and property (including cash) which such holder would have been entitled to receive by virtue of such transaction had the Warrants been exercised immediately prior to such transaction.

         The Warrant Agreement contains provisions permitting the Company and the Warrant Agent, without the consent of any Warrant holder, to supplement or amend the Warrant Agreement in order to cure any ambiguity, to correct or supplement any provision contained therein which may be defective or inconsistent with any other provision therein, or to make any other provisions in regard to matters or questions arising thereunder which the Company and the Warrant Agent may deem necessary or desirable and which do not adversely affect the interest of the Warrant holders. The Company and the Warrant Agent also may supplement or amend the Warrant Agreement in any other respect with the written consent of the holders of at least two-thirds in number of the Warrants then outstanding; however, no such supplement nor amendment may (i) make any modification of the terms upon which the Warrants are exercisable or may be redeemed or (ii) change the percentage of the holders of the Warrants who must consent to such amendment or supplement, without the consent of each Warrant holder affect thereby.

         The Warrants are listed on the Nasdaq SmallCap Market under the symbol CYPBW.

         Other Warrants. As of June 14, 1996, there were warrants outstanding to purchase 334,800 shares of Common Stock of the Company at an exercise price of $1.875 per share, which warrants were originally issued by the Company to directors, officers, employees of and consultants to the Company as compensation for services rendered to the Company (the "Compensation Warrants"). The Compensation Warrants are fully exercisable as of the date hereof and will generally expire in June 2001 unless earlier exercised.


                                      40.

         Holders of the Compensation Warrants generally may exercise such warrants provided that the holder has been, from the original issue date up through and including the time of exercise, continuously providing services as a director, officer, employee or consultant to the Company or one of its subsidiaries or affiliates.

         The Company is obligated to register pursuant to the Securities Act the shares of Common Stock underlying the Compensation Warrants. The Company shall undertake to keep any such registration statement and prospectus filed with the Commission to register the Compensation Warrants effective for the life of the Compensation Warrants. The Company shall bear all expenses of registration of the shares underlying the Compensation Warrants.

         Also as of June 14, 1996, there were warrants outstanding to purchase 300,000 Shares of Common Stock of the Company at an exercise price of $2.875 per share, which warrants were originally issued by the Company in April 1994 to Allen & Company Incorporated as a placement agent fee in connection with a private placement of 7% Convertible Debentures of the Company. The warrants are fully exercisable as of the date hereof and will expire in April 1999 unless earlier exercised.

NASDAQ SMALLCAP MARKET LISTING

         The Company's Common Stock (and its registered Warrants) are traded on the Nasdaq SmallCap Market. The current rules of the National Association of Securities Dealers, Inc. effectively preclude the trading or quotation through the Nasdaq SmallCap Market of any securities of an issuer that has issued securities or taken other corporate action that would have the effect of nullifying, restricting or disparately reducing the per share voting rights of holders of an outstanding class or classes of equity securities registered under
Section 12 of the Exchange Act. The Company does not intend to issue any additional shares of any stock that would make it ineligible for inclusion on the Nasdaq SmallCap Market. However, in the event the Company issues any additional securities that causes it to become ineligible for continued inclusion on the Nasdaq SmallCap Market, such ineligibility would be likely to reduce materially the liquidity of an investment in the Common Stock of the Company and would likely depress its market value below that which would otherwise prevail.

TRANSFER AGENT AND REGISTRAR

         American Stock Transfer & Trust Company is the transfer agent and registrar for the Company's Common Stock and the Company's registered Warrants.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, the Company will have 28,727,257 shares of Common Stock outstanding, assuming no exercise of outstanding options and warrants. Of these shares, 26,023,756 shares of Common Stock including the 100,000 shares of Common Stock being offered hereby will be freely transferable without restriction under the Securities Act and the regulations promulgated thereunder. The remaining 2,703,501 shares of Common Stock held by officers, directors, employees, consultants and other stockholders of the Company were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act. An additional 26,003,756 shares of Common Stock will become eligible for sale under Rule 144 beginning in December 1996 upon satisfaction of the holding period provision of Rule 144 under the Securities Act. In addition, an aggregate of approximately 2,184,800 shares of Common Stock issuable upon exercise of outstanding warrants are eligible for immediate sale under Rule 144 upon exercise of such warrants.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the then outstanding Common Stock (approximately 287,273 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above or certain other restrictions of Rule 144.

         Under Rule 701, an employee, officer or director of, or consultant to, the Company who purchased shares pursuant to a written compensatory plan or contract, and who is not an affiliate of the Company, is entitled to sell


                                      41.

such shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell such shares without having to comply with the Rule 144 holding period restrictions.

         Sales of a substantial number of shares of Common Stock by the Selling Security Holder or other holders of the Company's capital stock could have a negative impact on the market price of the Common Stock.

                              PLAN OF DISTRIBUTION

         The Shares being offered hereby are being sold by the Selling Security Holder. The Shares were acquired by the Selling Security Holder from the Company in January 1996 in a private placement at a purchase price of $1.50 per Share. The Company will not receive any of the proceeds from the sale of the Shares being offered hereby.

         The Company has been advised that the Selling Security Holder or pledgees, donees, transferees of or other successors in interest to the Selling Security Holder may sell the Shares as soon as practicable after the effectiveness of the Registration Statement directly to purchasers in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Alternatively, the Selling Security Holder may sell the Shares to or through underwriters, broker-dealers or agents, and such underwriters broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holder or the purchasers of the Shares for whom such underwriters, broker-dealers or agents may act or to whom they sell as principal, or both (which compensation might be in excess of customary commission).

         At any time a particular offer of Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of Shares offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Security Holder, any discounts, commission and other items constituting compensation from the Selling Security Holder and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

         Because the Selling Security Holder is a registered broker-dealer, the sales of the Shares registered hereunder may be deemed to be sales on behalf of the Company. Accordingly, the Selling Security Holder and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Security Holders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Company's Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the Shares by the Selling Security Holder.

         All costs of registration associated with the shares being offered hereunder will be paid by the Company.


                                      42.

                                  LEGAL MATTERS

         The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward Castro Huddleson & Tatum, San Diego, California.

                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 1995 and 1994 and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated statements of operations, cash flows and stockholders' equity of the Company for the year ended December 31, 1993, included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                                      43.

                            CYPRESS BIOSCIENCE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE

Report of Ernst & Young LLP, Independent Auditors ..........................F-2

Report of Coopers & Lybrand L.L.P., Independent Accountants.................F-3

Consolidated Balance Sheets.................................................F-4

Consolidated Statements of Operations.......................................F-5

Consolidated Statements of Cash Flows.......................................F-6

Consolidated Statements of Stockholders' Equity (Net Capital Deficiency)....F-7

Notes to Consolidated Financial Statements..................................F-8

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Cypress Bioscience, Inc.

We have audited the consolidated balance sheets of Cypress Bioscience, Inc. (formerly IMRE Corporation) as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (net capital deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1995 and 1994 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cypress Bioscience, Inc. as of December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                                           /s/ Ernst & Young LLP













Seattle, Washington
January 23, 1996

                        REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Shareholders
Cypress Bioscience Inc.


We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Cypress Bioscience Inc. (formerly IMRE Corporation) for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Cypress Bioscience Inc. for the year ended December 31, 1993, in conformity with generally accepted accounting principles.



/s/ Coopers & Lybrand L.L.P.



Seattle, Washington
March 15, 1994

                            CYPRESS BIOSCIENCE, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                                    DECEMBER 31,
                                                           ----------------------------      MARCH 31,
ASSETS                                                         1994            1995            1996
                                                           ------------    ------------    ------------
                                                                                           (unaudited)
Current assets:
   Cash and cash equivalents                               $  3,670,616    $  1,009,878    $ 11,364,028
   Accounts receivable:
     Trade                                                      418,399          23,850          31,614
     Other                                                       61,398         533,989          27,482
   Inventories                                                1,494,311       1,148,506       1,279,369
   Prepaid expenses                                             208,560         143,755         151,658
                                                           ------------    ------------    ------------
     Total current assets                                     5,853,284       2,859,978      12,854,151

Property and equipment, net                                   1,347,532       1,425,020       1,459,521
Convertible debenture issuance costs, net                       520,197         278,711          39,311
                                                           ------------    ------------    ------------
     Total assets                                          $  7,721,013    $  4,563,709    $ 14,352,983
                                                           ============    ============    ============
LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)

Current liabilities:
   Accounts payable                                        $    610,478    $    892,501    $    814,559
   Accrued compensation                                         266,395         456,939         442,896
   Accrued liabilities                                          606,609         672,488         630,849
   Senior convertible debentures                                      -       1,500,000               -
   Current portion of notes payable                               9,053          26,821          26,821
                                                           ------------    ------------    ------------
     Total current liabilities                                1,492,535       3,548,749       1,915,125

Convertible debentures                                        4,245,000       1,345,000         400,000
Notes payable, net of current portion                             2,759          25,972          20,012
Accrued compensation                                                  -         168,750         168,750

Commitments and contingencies
Stockholders' equity (net capital deficiency):
   Common stock, $.02 par value; authorized 35,000,000
     shares; issued and outstanding, 17,000,012,
     18,693,595 and 28,715,252 shares at December 31,
     1994 and 1995, and March 31, 1996, respectively            340,000         373,872         574,305
                                                                                                340,000
   Additional paid-in capital                                38,856,101      43,143,000      59,120,035
   Deferred compensation                                              -               -      (1,602,519)
   Accumulated deficit                                      (37,215,382)    (44,041,634)    (46,242,725)
                                                           ------------    ------------    ------------
     Total stockholders' equity (net capital deficiency)      1,980,719        (524,762)     11,849,096
                                                           ------------    ------------    ------------
     Total liabilities and stockholders' equity (net
       capital deficiency)                                 $  7,721,013    $  4,563,709    $ 14,352,983
                                                           ============    ============    ============

See accompanying notes.

                            CYPRESS BIOSCIENCE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                       FOR THE YEAR ENDED DECEMBER 31,          THREE MONTHS ENDED MARCH 31,
                                --------------------------------------------    ---------------------------
                                    1993            1994            1995            1995           1996
                                ------------    ------------    ------------    ------------   ------------
                                                                                (unaudited)    (unaudited)

Revenues (Note 4)               $  5,410,530    $  4,918,126    $  4,104,224    $  3,016,463   $     17,676
Interest income                      134,483          71,986         118,994          27,081        120,294
                                ------------    ------------    ------------    ------------   ------------
                                   5,545,013       4,990,112       4,223,218       3,043,544        137,970
                                ------------    ------------    ------------    ------------   ------------
Costs and expenses:
   Production costs                1,582,986       2,571,168       2,041,422         446,603        248,903
   Sales and marketing             4,758,427       3,550,037         819,907         589,077         52,043
   Research and development        2,059,129       2,107,694       3,219,324         975,105        427,233
   General and administrative      2,105,743       2,694,489       2,626,817         599,727        960,151
   Interest expense                    7,659         218,036         261,958          76,397         25,367
   Purchased in-process
     research and development
     (Note 2)                            -               -           625,000             -               -
   Debt conversion expense
     (Note 10)                           -               -           810,386             -          183,688
   Restructuring expense                 -               -           644,656             -          441,676
                                ------------    ------------    ------------    ------------   ------------
                                  10,513,944      11,141,424      11,049,470       2,686,909      2,339,061
                                ------------    ------------    ------------    ------------   ------------
(Loss) income from operations     (4,968,931)     (6,151,312)     (6,826,252)        356,635     (2,201,091)
Minority interest in loss of
   subsidiary                         47,711             -               -               -              -
                                ------------    ------------    ------------    ------------   ------------
Net (loss) income               $ (4,921,220)   $ (6,151,312)   $ (6,826,252)   $    356,635   $ (2,201,091)
                                ============    ============    ============    ============   ============

Net (loss) income per common
   share and common share
   equivalents                  $      (0.33)   $      (0.40)   $      (0.39)   $       0.02   $      (0.08)
                                ============    ============    ============    ============   ============

Weighted average number of
   common shares and common
   share equivalents              14,716,472      15,243,860      17,598,735      17,015,031     26,001,036
                                ============    ============    ============    ============   ============

See accompanying notes.

                            CYPRESS BIOSCIENCE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                THREE MONTHS
                                                               FOR THE YEAR ENDED DECEMBER 31,                 ENDED MARCH 31,
                                                         -------------------------------------------    --------------------------
                                                             1993            1994           1995           1995           1996
                                                         ------------    ------------    -----------    -----------    -----------
                                                                                                        (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:

   Receipts from customers                               $  4,987,231    $  5,629,001    $ 4,486,792    $ 3,383,839    $    13,844
   Interest received                                          183,169          71,986        118,994         27,081        120,294
   Payments to suppliers and employees                    (10,120,964)    (10,539,166)    (7,202,948)    (2,410,055)    (2,264,047)
   Interest paid                                               (7,659)        (11,824)      (322,968)        (3,042)        (4,334)
                                                         ------------    ------------    -----------    -----------    -----------
     Net cash (used) provided  by operating activities     (4,958,223)     (4,850,003)    (2,920,130)       997,823     (2,134,243)
                                                         ------------    ------------    -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Purchase of equipment                                     (563,645)       (549,486)      (714,947)      (475,364)       (49,113)
   Proceeds from sale of fixed assets                             -               -           30,393            -            6,075
   Maturity of short-term investments, net                  4,438,934             -              -              -              -
   Other                                                        1,329             -              -              -              -
                                                         ------------    ------------    -----------    -----------    -----------
     Net cash (used) provided by investing activities       3,876,618        (549,486)      (684,554)      (475,364)       (43,038)
                                                         ------------    ------------    -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Proceeds from issuance of convertible debentures               -         4,245,000      1,000,000            -          500,000
   Principal payments under capital lease obligation              -               -          (22,140)       (20,425)        (5,980)
   Debt conversion costs                                          -               -          (22,102)           -              -
   Notes payable, net                                         (14,900)        (12,853)       (11,812)           -              -
   Net proceeds from issuance of common stock               2,093,409       2,648,228            -              -       12,109,340
   Debt issuance costs                                            -           (93,853)           -              -          (71,929)
                                                         ------------    ------------    -----------    -----------    -----------
     Net cash (used)  provided by financing activities      2,078,509       6,786,522        943,946        (20,425)    12,531,431
                                                         ------------    ------------    -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents          996,904       1,387,033     (2,660,738)       502,034     10,354,150
Cash and cash equivalents at beginning of period            1,286,679       2,283,583      3,670,616      3,670,616      1,009,878
                                                         ------------    ------------    -----------    -----------    -----------
Cash and cash equivalents at end of period               $  2,283,583    $  3,670,616    $ 1,009,878    $ 4,172,650    $11,364,028
                                                         ============    ============    ===========    ===========    ===========
RECONCILIATION OF NET LOSS (INCOME) TO
NET CASH (USED) PROVIDED  BY OPERATING
ACTIVITIES:

Net (loss) income                                        $ (4,921,220)   $ (6,151,312)   $(6,826,252)   $   356,635    $(2,201,091)
Adjustments to reconcile net (loss) income to net cash
   (used) provided by operating activities:
     Depreciation and amortization                            162,144         325,549        373,306         97,074         44,862
     Amortization of deferred compensation                        -               -              -              -          111,686
     Loss on disposal of fixed assets                             -               -           23,437            -              -
     Purchased in-process research and development                -               -          625,000            -              -
     Debt conversion expense                                      -               -          810,386            -              -
     Restructuring expense                                        -               -          644,656            -          183,688
     Common stock issued for services and expenses            175,489         161,078        248,884         85,945
     Minority interest in loss of subsidiary                  (47,711)         (3,436)           -              -              -
     Net change in operating accounts:                            -               -              -              -              -
       Accounts receivable                                 (2,075,019)      2,228,102        394,549        366,465         (7,764)
       Other receivables                                       39,938         (14,634)        30,034         17,274          6,507
       Inventories                                           (317,241)       (159,292)       345,806        (49,500)      (130,863)
       Prepaid expenses                                        (9,431)        174,232         64,805        (15,334)        (7,903)
       Accounts payable and accrued expenses                2,034,828      (1,410,290)       345,259        139,264       (133,365)
                                                         ------------    ------------    -----------    -----------    -----------
         Net cash (used) provided by operating
           activities                                    $ (4,958,223)   $ (4,850,003)   $(2,920,130)   $   997,823    $(2,134,243)
                                                         ============    ============    ===========    ===========    ===========


See accompanying notes.

                            CYPRESS BIOSCIENCE, INC.
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)


                                               Common Stock
                                          ----------------------    Additional       Deferred      Accumulated
                                            Shares     Par Value  Paid-in Capital  Compensation      Deficit           Total
                                          ----------   ---------  ---------------  ------------    ------------    ------------
Balances at January 1, 1993               14,073,343   $ 281,467   $ 33,353,430    $       -      $(26,142,850)   $  7,492,047

   Stock options exercised                    10,000         200         19,800            -               -            20,000
   Stock warrants exercised                   43,400         868         85,932            -               -            86,800
   Stock issued for services                     348           7            493            -               -               500
   Stock issued to match 401(k)
     contributions                            56,481       1,129        173,860            -               -           174,989
   Stock issued in private placement         888,900      17,778      1,968,831            -               -         1,986,609
   Net loss                                      -           -              -              -        (4,921,220)     (4,921,220)
                                          ----------   ---------   ------------    -----------    ------------    ------------
Balances at  December 31, 1993            15,072,472     301,449     35,602,346            -       (31,064,070)      4,839,725

   Stock options exercised                     1,000          20          2,605            -               -             2,625
   Stock warrants exercised                    6,500         130         12,058            -               -            12,188
   Stock warrants issued for services            -           -          483,000            -               -           483,000
   Stock issued to match 401(k)
     contributions                            70,040       1,401        159,677            -               -           161,078
   Stock issued in private placement       1,850,000      37,000      2,596,415            -               -         2,633,415
   Net loss                                      -           -              -              -        (6,151,312)     (6,151,312)
                                          ----------   ---------   ------------    -----------    ------------    ------------
Balances at  December 31, 1994            17,000,012     340,000     38,856,101            -       (37,215,382)      1,980,719

   Stock issued for services                  61,141       1,223         86,322            -               -            87,545
   Stock issued to match 401(k)
     contributions                            65,125       1,303        160,036            -               -           161,339
   Stock issued for minority interest in
     CELx                                    312,500       6,250        618,750            -               -           625,000
   Stock issued for debt conversion        1,254,817      25,096      3,421,791            -               -         3,446,887
   Net loss                                      -           -              -              -        (6,826,252)     (6,826,252)
                                          ----------   ---------   ------------    -----------    ------------    ------------
Balances at December 31, 1995             18,693,595     373,872     43,143,000            -       (44,041,634)       (524,762)

  Stock options granted (unaudited)              -           -        1,714,205     (1,602,519)            -           111,686
  Stock options exercised (unaudited)         25,000         500         43,250            -               -            43,750
  Stock issued for services (unaudited)       20,000         400         29,600            -               -            30,000
  Stock issued in private placement
    (unaudited)                            8,540,702     170,814     11,787,267            -               -        11,958,081
  Stock issued for debt conversion
    (unaudited)                            1,435,955      28,719      2,402,713            -               -         2,431,432
   Net loss (unaudited)                          -           -              -              -        (2,201,091)     (2,201,091)
                                          ----------   ---------   ------------   ------------    ------------    ------------
Balances at March 31, 1996 (unaudited)    28,715,252   $ 574,305   $ 59,120,035   $ (1,602,519)   $(46,242,725)   $ 11,849,096
                                          ==========   =========   ============   ============    ============    ============


See accompanying notes.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Information subsequent to December 31, 1995 and
        for the three months ended March 31, 1995 and 1996 is unaudited)

1.       FORMATION AND BUSINESS OF THE COMPANY

         Cypress Bioscience, Inc. (the "Company") is engaged in the business of developing, manufacturing and bringing to market devices and products applicable to the treatment and diagnosis of certain types of immune-mediated diseases, transplantations and cancer. The Company commenced business activities in January 1982.

         The U.S. Food and Drug Administration ("FDA") approved the Company's product, the PROSORBA(R) column, for commercial sale on December 23, 1987, for the treatment of patients with idiopathic thrombocytopenic purpura ("ITP"), an immune-related bleeding disorder. The product is approved for the removal of immunoglobulin G ("IgG") and circulating immune complexes containing IgG from plasma of patients with ITP with platelet counts below 100,000/mm3.

         The Company continues to devote most of its efforts to obtaining FDA marketing approval for additional autoimmune diseases, transplantations and certain cancers. The Company is currently planning to conduct a controlled clinical trial in 1996 using the PROSORBA(R) column for therapy for rheumatoid arthritis as a follow on to a pilot clinical trial completed in September 1995.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material inter-company accounts and transactions have been eliminated.

         In 1995, the Company and CELx Corporation ("CELx"), the Company's former majority owned subsidiary, agreed to the merger of CELx into the Company and the exchange of shares of CELx by persons other than the Company into an aggregate of 312,500 shares of the Company's common stock. The dissolution of CELx resulted in a charge of $625,000 recorded as purchased in-process research and development. The charge was based on the fair market value of the Company's common stock.

Interim financial Information

         The financial information at March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results for the interim periods are not necessarily indicative of the results for the entire year.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

         The Company considers all investments with an original maturity of three months or less to be cash equivalents. Cash equivalents primarily represent funds invested in a money market fund whose costs approximate market value.

Concentration of Credit Risk

         The Company invests its excess cash in money market funds with major financial institutions. The securities in such money market funds typically mature within 90 to 180 days and, therefore, bear minimal risk. The Company has not experienced any losses on these investments.

         Until May 1, 1996, the PROSORBA(R) column was sold to the Company's exclusive distributor in North America, Baxter Healthcare Corporation (see Note
4), and a diverse group of international health-care institutions. The Company has not experienced any material losses from the collection of its accounts receivable. Approximately 91% of the Company's sales for the year ended December 31, 1995, were for shipments to Baxter. Effective May 1, 1996 the Company regained sales and marketing rights from Baxter. (See Note 4).

Inventories

         Inventories are stated at average weighted cost, determined on the first-in, first-out method, but not in excess of net realizable value. The Company maintains access to adequate sources of supply of raw materials.

Property and Equipment

         Property and equipment are recorded at cost. Depreciation is provided by the straight-line method over estimated useful lives of three to five years, and leasehold improvements are amortized over the shorter of the term of the related lease or the estimated useful lives of the assets.

Convertible Debenture Issuance Costs

         Convertible debenture issuance costs are comprised primarily of the value assigned to stock warrants issued for placement agent services (see Note
10), other placement agent fees and legal expenses. Such costs are being amortized over the life of the related debentures using the interest method.

Stock and Stock Warrants Issued for Services

         Common stock and common stock warrants issued for services rendered to the Company are generally recorded at the fair market value of the stock or stock warrant issued or the value of the services rendered, whichever is more clearly determinable.

Stock Compensation

         The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options. Generally stock compensation, if any, is measured as the difference between the exercise price of a stock option and the fair market value of the Company's stock at the date of grant, which is then amortized over the related service period.

Revenue Recognition

         The Company records sales of its product as earned revenue when the product is shipped.

         Revenue resulting from the settlement of the annual take-or-pay provisions of the Company's distribution agreement with Baxter Healthcare Corporation (see Note 4) was recognized upon such settlement during the three months ended March 31, 1995.

Net Income (Loss) Per Share

         The computation of net income (loss) per share is based on the weighted average number of shares of common stock outstanding for each period. For loss periods, common stock equivalents arising from options, warrants and Convertible Debentures have not been considered in the calculation inasmuch as they would have been anti-dilutive.

3.       RESTRUCTURING EXPENSE

         In December 1995, the Company recorded a restructuring charge aggregating $645,000 relating to the Company's plan to consolidate its manufacturing facilities to one location in the state of Washington and to move all other operations to San Diego, California. This charge includes approximately $350,000 related to write-downs of equipment and leasehold improvements for the manufacturing facility expected to be vacated in 1996, $200,000 related to abandonment of leases in Seattle and Princeton with the remainder related to a severance commitment with its former Executive Vice President who resigned on December 28, 1995. There were no changes in these estimates as of March 31, 1996.

         The Company believes that relocating its operations to San Diego, recognized as the fourth largest biotechnology center in the United States, will provide the Company with greater exposure within the industry and better position the Company to market its products. In addition, in the event the Company wishes to expand staffing, San Diego's highly skilled work force will provide significant resources from which the Company may draw upon to fill any future staffing needs. The restructuring is not yet completed and there can be no assurance that such a restructuring will be completed.

         The Company estimates it will incur approximately $300,000 in costs associated with moving the administration, research and medical departments to San Diego, with most costs being attributable to relocation costs of the few members of management moving to San Diego. Such costs will be recorded as general and administrative expenses as incurred in 1996. The Company estimates it will incur approximately $1,000,000 of capital expenditures to consolidate its two Washington manufacturing facilities.

         In January 1996, the Company notified approximately twenty employees, which was slightly greater than half of its work force, that their positions were being terminated immediately as part of the restructuring. Such positions were from all departments of the Company. The Company's Chief Scientific Officer and Chairman of the Board resigned in March 1996 as part of the restructuring. Costs related to these terminations were approximately $440,000 and were recorded as a charge to operations as a restructuring expense in the quarter ending March 31, 1996. Also as part of the restructuring, in May 1996 the Company's Chief Financial Officer resigned. Costs relating to such termination were not material to the consolidated financial statements.

4.       DISTRIBUTION AGREEMENT

         On February 15, 1994, the Company entered into a 10-year exclusive distribution agreement with Baxter Healthcare Corporation ("Baxter") granting distribution rights of its PROSORBA(R) column in the United States and Canada for the treatment of thrombocytopenia and the first right to negotiate for new PROSORBA(R) column indications. Baxter assumed its sales and distribution responsibilities on April 2, 1994. The agreement provided for an annual "take-or-pay" and purchase commitment from Baxter to the Company for the first two sales years.

         Baxter, at its own expense, provided sales and marketing support for the sale of the product during the term of the Agreement, however, the Company was to provide significant marketing and promotional support to Baxter for the first three years of the agreement. During 1994, eight sales and marketing employees of the Company became employees of Baxter and five other sales and marketing employees of the Company were terminated, eliminating the Company's domestic sales force. There was no material impact on net loss associated with these terminations.

         The purchase minimums were primarily subject to the Company having FDA product approval for immune thrombocytopenic purpura and the lack of any new significant competitive technology being introduced before October 1995 to the thrombocytopenic therapy marketplace. The Company received a response from the FDA in January 1995 to a Pre-market Application (PMA) supplement filed in March 1993 requesting the name of the Company's approved indication be changed from idiopathic thrombocytopenic purpura to immune thrombocytopenic purpura. The request was made by the Company as it believes the two names are used interchangeably by the medical community. The FDA's response denied the Company's request for such a change.

         As a result of the FDA action, Baxter exercised its right to re-negotiate minimums in February 1995. In March 1995, the two companies amended the agreement whereby Baxter: 1) made a take-or-pay payment for the first sales year of $3.0 million compared to the original $3.5 million due March 31, 1995,
2) purchased $1.0 million of product during the second quarter of 1995, 3) released the Company from its obligation to provide marketing and promotional support for the second and third years of the agreement, 4) gave the Company the right to co-market with Baxter, 5) relinquished its first right to negotiate for new PROSORBA(R) column indications, and 6) under certain circumstances, would provide advance payments to the Company for Baxter's 1996 purchases. The Company agreed to eliminate purchase minimums and the take-or-pay concept included in the original agreement and freed Baxter to pursue competing thrombocytopenia therapies. The term of the agreement remained ten years and, consistent with the original agreement, both companies agreed to review the terms at the end of the third year.

         On March 18, 1996, the Company and Baxter entered into a termination agreement terminating the exclusive distribution agreement. Under the termination agreement effective May 1, 1996, the Company may, among other things, sell its PROSORBA(R) column directly to customers who had previously purchased PROSORBA(R) columns through Baxter as well as to any other potential customers who wish to purchase PROSORBA(R) columns. The Company is actively recruiting a domestic sales force, and expects to complete the hiring of the initial group of six sales representatives by the fall of 1996.

5.       INVENTORIES

         Inventories are comprised of the following:

                                               DECEMBER 31,
                                        -------------------------     MARCH 31,
                                           1994           1995           1996
                                        ----------     ----------     ----------
                                                                     (unaudited)

Raw materials and components            $  571,800     $  513,883     $  488,774
Work in progress                           884,373        557,222        733,714
Finished goods                              38,138         77,401         56,881
                                        ----------     ----------     ----------
                                        $1,494,311     $1,148,506     $1,279,369
                                        ==========     ==========     ==========

6.       PROPERTY AND EQUIPMENT

         Property and equipment are comprised of the following:

                                                    DECEMBER 31,
                                            --------------------------     MARCH 31,
                                               1994           1995            1996
                                            -----------    -----------    -----------
                                                                          (unaudited)

Laboratory and production equipment         $   681,149    $   602,152    $   590,326
Office equipment                                498,190        281,914        327,325
Vehicles                                        108,651         52,097         52,097
Leasehold improvements                          385,565         48,585         48,585
Construction in progress                        366,309        976,671      1,036,672
                                            -----------    -----------    -----------
                                              2,039,864      1,961,419      2,055,005
Accumulated depreciation and amortization      (692,332)      (536,399)      (595,484)
                                            -----------    -----------    -----------
                                            $ 1,347,532    $ 1,425,020    $ 1,459,521
                                            ===========    ===========    ===========

7.       ACCRUED LIABILITIES

         Accrued liabilities are comprised of the following:

                                                     DECEMBER 31,
                                                --------------------    MARCH 31,
                                                  1994        1995        1996
                                                --------    --------    --------
                                                                       (unaudited)

Accrued clinical trial fees                     $169,151    $250,858    $253,531
Accrued convertible debenture interest           206,212      64,200      26,908
Other                                            231,246     357,430     350,410
                                                --------    --------    --------
                                                $606,609    $672,488    $630,849
                                                ========    ========    ========

8.       COMMITMENTS AND CONTINGENCIES

Operating Leases

         In October 1991, the Company entered into an eight-year lease for 14,400 square feet of production, laboratory and administrative facilities in Seattle, Washington. The lease requires the Company to pay the costs associated with building operations including property taxes, insurance, maintenance and other operating costs, and provides for scheduled rent increases during the term of the lease. In connection with the restructuring plan described in Note 3, this space was sub-leased to another party in April 1996 for the remainder of the lease term. The Company leases approximately 8,000 square feet of material preparation facilities in Redmond, Washington. This lease expires in 2004.

         The table below indicates future minimum lease payments due over the remaining life of the leases, under the agreements in place as of December 31, 1995:

                 1996                                              $  397,000
                 1997                                                 397,000
                 1998                                                 397,000
                 1999                                                 397,000
                 2000                                                  96,000
                 Thereafter through 2004                              384,000
                                                                   ----------
                                                                   $2,068,000
                                                                   ==========

         Total rental expense was approximately $521,000, $417,000 and $463,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Total rent expense was approximately $112,000 and $128,000 for the three month periods ended March 31, 1996 and 1995, respectively.

         In April 1996, the Company entered into a sub-lease agreement for its existing Seattle facility effective May 1, 1996. The Company has an existing lease obligation for its Seattle facility through October 13, 1999, with a current monthly rent expense, including operating expenses, of approximately $26,500. The sub-lease agreement provides for the Company to receive monthly rent, beginning May 1, 1996, in an amount equal to the Company's current lease commitment, including operating expenses, through October 13, 1999. The company intends to remain an occupant in a small portion of its existing Seattle facility through December 31, 1996, and will be obligated to pay approximately $8,000 a month of the total monthly rent through December 31, 1996. The Company will continue to be liable for its existing lease obligation through October 13, 1999.

Defined Contribution Pension Plan

         The Company sponsors a defined contribution pension plan pursuant to
Section 401(k) of the Internal Revenue Code of 1986. This plan covers substantially all employees who provide more than 1,000 hours of service during the year.

         The Plan provides for matching contributions whereby the Company contributes common stock to the Plan on behalf of participants in an amount equal to 100% of the participants' contributions during the six-month periods ending on the last day of June and December. The Company's contributions will vest six months after the amount of the contribution is determined if the employee is still employed by the Company at the end of the vesting period, except for employees who have been with the Company more than five years for whom contributions will vest immediately. The expense recognized for shares contributed on behalf of employees was approximately $161,000, $161,000 and $175,000 for the years ended December 31, 1995, 1994 and 1993, respectively, based on the market value of the Company's common stock on the date of the contribution. Comparable expense recognized for the three month periods ended March 31, 1996 and 1995 was $39,000 and $58,000, respectively.

Severance Agreement

         The Company entered into a severance agreement as of December 28, 1995 with its former Chief Executive Officer. The terms of the severance agreement were based primarily on the termination clause of the employment agreement entered into between the former officer and the Company in September 1994. Such terms include the payment of $225,000 in 1996 and $168,750 by December 31, 1997. As of December 31, 1995, the officer had vested in options, under the Company's Non-Qualified Stock Option Plan, to purchase 500,000 shares of common stock at $2.1875. Such options will expire on March 30, 1996. The total cost of this severance agreement of $393,750 has been included in general and administrative expenses in the 1995 statement of operations.

Employment Agreements

         The Company entered into employment agreements (the "Agreements") as of December 28, 1995, with a new Chief Executive Officer and a new President and Chief Operating Officer. The Agreements are each for five year terms, ending on December 31, 2000, unless they are earlier terminated by the parties. The Agreements provide for specified compensation that includes base salary, signing bonuses, annual performance bonuses, stock options, and a lump sum payment in the event of termination of employment without cause, as defined in the Agreements. Signing bonuses of $100,000 were paid in December 1995 and charged to expense in 1995. In January 1996, an additional $100,000 in signing bonuses were paid and were included in general and administrative expenses in the accompanying 1996 Consolidated Statements of Operations. An additional $170,000 of bonuses are payable upon certain events which may occur in 1996.

         The Agreements provide for the granting of options to purchase an aggregate of 11% of the fully diluted shares of Common Stock then outstanding, (including the options to be issued under the Agreements), at an exercise price equal to the price of the Company's common stock sold in the January 1996 private placement (see Note 13). Options to purchase an aggregate of 4,159,824 shares of Common Stock at $1.50 per share were granted in January 1996 and approved by the stockholders of the Company on April 15, 1996. Options to purchase 25% of the total amount granted vested on the date of grant with the remainder to vest ratably and daily over a four year period. The vesting of such options will accelerate and the options will become fully exercisable upon a merger of the Company or in the event of a termination of employment without cause, as defined in the Agreements. The closing bid price of the Company's common stock on the Nasdaq SmallCap Market on the date of such grant was $1.88 per share. In accordance with APB 25, the Company recorded $1.7 million of deferred compensation expense, representing the difference between the exercise price of $1.50 per share and the Nasdaq quote. Such compensation expense is being recognized over the related service period.

         The Company entered into an employment agreement as of December 28, 1995 with its Chief Scientific Officer. The Agreement provides for specified compensation for 1996 and a lump sum payment equal to one year's salary in the event of termination of employment in 1996. In March 1996, the Company's Chief Scientific Officer resigned as both an officer and a director of the Company. Pursuant to the resignation agreement, the officer received $251,500 as a severance payment in 1996.

9.       INCOME TAXES

         Significant components of the Company's deferred income tax assets are as follows:

                                                           DECEMBER 31,
                                                  -----------------------------
                                                     1995               1994
                                                  -----------       -----------

Net operating loss carry forwards                 $ 9,139,000       $ 7,874,000
Other                                                 741,000           448,000
                                                  -----------       -----------
                                                    9,880,000         8,322,000

Valuation allowance                                (9,880,000)       (8,322,000)
                                                  -----------       -----------

Net deferred income tax assets                    $         -       $         -
                                                  ===========       ===========

         As of December 31, 1995, the Company had net operating loss carryforwards of approximately $39,100,000 which expire beginning 1998 through 2010. Additionally, the Company had research and development tax credit carryforwards of approximately $400,000 as of December 31, 1995.

         As a result of the Company's sales of Common Stock in November 1990 and September 1991, the utilization of net operating loss carryforwards which had accumulated as of those dates will be limited to a prescribed amount in each successive year. Based on these limitations the Company may be allowed to use no more than approximately $2,450,000 of such losses each year to reduce taxable income, if any. Approximately $12,200,000 of net operating loss carryforwards are expected to expire prior to utilization due to the annual Internal Revenue Code Section 382 limitation, accordingly, the tax on this portion of the net operating loss carryforwards has been excluded from the above table.

10.      7% CONVERTIBLE DEBENTURES

         On April 22, 1994, the Company completed a private placement of $4,245,000 principal amount of 7% convertible debentures due March 31, 2001 ("7% Convertible Debentures"). Interest is payable on the 7% Convertible Debentures in cash or shares of Common Stock at the option of the Company. The conversion price for the principal amount is $2.875 per share of registered Common Stock, the fair market value on the date of closing. The conversion price for the interest is the lower of $4.00 per share of Common Stock or the average closing price for the 10 days prior to the annual April 30 interest payment date. The debentures are redeemable by the Company after April 1, 1998 at a redemption price of 106% of the principal amount reduced to 104% and 102% the following two years. Allen & Company Incorporated ("Allen & Company"), a shareholder of the Company, acted as placement agent with respect to a majority of this private placement and received a five-year warrant valued at $483,000 to purchase 300,000 shares of Common Stock at $2.875 for its services as placement agent. The cost of issuing the 7% Convertible Debentures, including the value of the warrant, has been deferred and is reported on the accompanying balance sheet net of amortization expense being recorded over the term of the 7% Convertible Debentures. Of the total $4,245,000 principal amount of 7% Convertible Debentures, $1,000,000 was purchased by Allen & Company.

         In September 1995, the Company completed an exchange offering to holders of the 7% Convertible Debentures. The Company offered to exchange the 7% Convertible Debentures for restricted Common Stock at $2.25 per share. Of the original $4,245,000 outstanding principal amount, $2,200,000 of the 7% Convertible Debentures were converted. The Company recorded a non-cash expense of $810,000 which represents the fair market value of the increased number of shares issued under the terms of the offering compared to the original conversion terms. Subsequent to September 1995, an additional $700,000 of 7% Convertible Debentures were converted into common stock at the original conversion price. For substantially all 7% Convertible Debentures that were converted, the interest accrued up to the date of conversion was paid through the issuance of common stock at either $2.25 per share or $2.875 per share. The Company also charged $314,000 to additional paid-in capital for the year ended December 31, 1995 for the unamortized deferred debt issuance costs related to the converted debentures.

11.      SENIOR CONVERTIBLE DEBENTURES

         On December 29, 1995, the Company completed a private placement of $1,500,000 principal amount of senior convertible debentures due July 1, 1996 ("Senior Convertible Debentures") to a group of investors including $500,000 issued to Allen & Company. The Company received $1,000,000 of cash on December 29, 1995. The remaining $500,000 was received during the first week of January 1996 and is recorded in Other Receivables on the accompanying balance sheet as of December 31, 1995. The cost of issuing the Senior Convertible Debentures was approximately $140,000, including placement agent fees of $90,000, and has been deferred and reported on the accompanying balance sheet as convertible debenture issuance costs.

         In January 1996, the Senior Convertible Debentures, under their original terms, were automatically converted at $1.50 per share into 1,000,000 shares of the Company's Common Stock. The conversion was made simultaneously with the closing of a private placement of Common Stock (See Note 15). At that time, the remaining unamortized deferred debt issuance costs were charged to additional paid-in capital.

12.      STOCKHOLDERS' EQUITY

Authorized Shares

         In December 1995, the stockholders of the Company authorized 15,000,000 shares of "blank check" preferred stock. Terms and rights of such preferred stock shall be determined by the Board of Directors when such preferred stock, if any, is issued. As of March 31, 1996, the Company had not amended its Certificate of Incorporation with the State of Delaware for this authorization.

Stock Options

         Incentive Stock Options. In June 1985, the Company adopted an Incentive Stock Option and Appreciation Plan. The plan authorizes options to purchase, and appreciation rights with respect to, the Company's common stock, which may be granted to such officers and key employees as may be selected by the Board of Directors or a committee appointed by the Board to administer the plan. The plan was amended in June 1992 to increase the number of shares reserved for issuance to 750,000. The plan expired in 1995, however options granted under the plan remain effective according to their respective terms and conditions.

         Non-Qualified Stock Options. The Company has reserved 2,750,000 shares of common stock for issuance under its 1988 Non-qualified Stock Option Plan, as amended in 1992 and 1995 (the "1988 Plan"). Under the 1988 Plan, directors, officers, employees and consultants may be granted non-qualified stock options at exercise prices determined by the Board of Directors. Stock options granted under the 1988 Plan will become exercisable for terms up to 10 years in one or more installments in the manner and at the times specified by the Board.

         Stock Options-Other. The Company has, at various times, granted to employees and others options to purchase common stock, other than from under a formal option plan.

         1996 Equity Incentive Plan. In January 1996, the Board adopted the Company's 1996 Equity Incentive Plan under which there are reserved 7,000,000 shares of the Company's Common Stock which may be issued to directors, officers and key employees of, and consultants and certain advisors to, the Company.

Warrants

         The Company has issued warrants to purchase Common Stock as compensation for services rendered in connection with raising capital. Warrants were also issued in connection with private placements and the 1991 public offering of Common Stock.

         In 1991, the Company granted warrants to purchase 749,900 shares of Common Stock to certain officers, directors and employees, which are now exercisable at $1.875 per share. The warrants will expire on June 10, 2001. In September 1991, the Company granted warrants to purchase 1,850,000 shares of Common Stock at an exercise price of $2.50 per share in connection with its public offering of units. The warrants will expire on August 29, 1996, and are now redeemable by the Company at $0.75 each. The Company issued Allen & Company a five-year warrant to purchase 300,000 shares of Common Stock at $2.875 for its services as a placement agent for the April 22, 1994 7% Convertible Debenture private placement (see Note 10).

         The following table summarizes the activity of the Company's stock options and warrants:

                                                       Number of Warrants/Options
                                   ---------------------------------------------------------------
                                                                 Non-          1996
                                                 Incentive    Qualified       Equity
                                                   Stock        Stock        Incentive     Other
                                  Warrants        Options      Options         Plan       Options
                                  ---------      ---------   -----------    ----------   ---------

Balance, January 1, 1993          2,643,300       236,000        10,000           -        590,230
         Granted                        -          77,100        75,000           -        228,605
         Exercised                  (43,400)          -         (10,000)          -            -
         Canceled                   (30,200)      (96,900)          -             -        (56,000)
                                  ---------      --------    ----------     ---------    ---------
Balance, December 31, 1993        2,569,700       216,200        75,000           -        762,835
         Granted                    300,000       100,500       810,000           -        110,000
         Exercised                   (6,500)       (1,000)          -             -            -
         Canceled                   (20,300)       (5,000)          -             -            -
         Expired                        -             -         (65,000)          -        (40,000)
                                  ---------      --------    ----------     ---------    ---------
Balance, December 31, 1994        2,842,900       310,700       820,000           -        832,835
         Granted                        -             -       1,179,000           -         20,000
         Canceled                       -             -        (476,500)          -            -
         Expired                    (23,100)      (42,100)          -             -       (177,000)
                                  ---------      --------    ----------     ---------    ---------
Balance, December 31, 1995        2,819,800       268,600     1,522,500           -        675,835
         Granted (unaudited)            -             -             -       4,639,157      929,000
         Exercised (unaudited)          -             -         (25,000)          -            -
         Canceled (unaudited)      (335,000)     (207,600)   (1,033,000)          -       (454,000)
                                  ---------      --------    ----------     ---------    ---------
Balance, March 31, 1996
   (unaudited)                    2,484,800        61,000       464,500     4,639,157    1,150,835
                                  =========      ========    ==========     =========    =========

                                                                Non-         1996
                                                 Incentive    Qualified     Equity
                                                   Stock        Stock      Incentive       Other
                                   Warrants       Options      Options       Plan         Options
                                   ---------     ---------    ---------    ---------     ----------
Remaining options/warrants
   available to be issued at
   March 31, 1996                      -             -        2,235,500    2,360,843           -

Exercisable options and warrants
   at March 31, 1996               2,484,800      61,000       174,250     1,127,569        396,835

Range of exercise price of         $1.875 to     $2.00 to      $1.75 to     $1.50 to       $1.500 to
   exercisable options and          $2.000        $3.875        $3.375       $2.438         $3.875
   warrants


13.      SUBSEQUENT EVENT

         In January 1996, the Company sold approximately 8,500,000 shares of common stock for $1.50 per share in a private placement. The shares were registered in May 1996 for re-sale, under the Securities Act of 1933, as amended. The net proceeds to the Company were approximately $12,000,000, or $1.41 per share, after placement costs and other expenses aggregating approximately $800,000. As a result of this private placement, the Senior Convertible Debentures described in Note 11 automatically converted to 1,000,000 shares of common stock. In addition, upon closing of the private placement, the Company issued stock options to the new Chief Executive Officer and President and Chief Operating Officer aggregating 4,159,824 shares at an exercise price of $1.50 per share.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                TABLE OF CONTENTS

                                                                            Page

Available Information .....................................................    2
Prospectus Summary ........................................................    3
Risk Factors ..............................................................    5
Use of Proceeds ...........................................................   10
Dividend Policy ...........................................................   10
Price Range of Common Stock ...............................................   11
Selected Consolidated Financial Data ......................................   12
Management's Discussion and Analysis of
 Financial Condition and Results of Operations ............................   13
Changes In and Disagreements With Accountants
 on Accounting and Financial Disclosure ...................................   18
Business ..................................................................   20
Management ................................................................   27
Certain Transactions ......................................................   35
Principal Stockholders and Selling Security
 Holder ...................................................................   37
Description of Capital Stock ..............................................   38
Shares Eligible for Future Sale ...........................................   41
Plan of Distribution ......................................................   42
Legal Matters .............................................................   43
Experts ...................................................................   43
Index to Consolidated Financial Statements ................................  F-1


                                 100,000 shares
                            CYPRESS BIOSCIENCE, INC.
                         COMMON STOCK, $.02 par value



                         Prospectus dated July   , 1996

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All of the amounts shown are estimates, except for the registration fee and the Nasdaq fee.

                SEC Registration fee ........................   $   100
                Nasdaq fee ..................................       -
                Legal fees and expenses .....................    30,000
                Accounting fees and expenses ................     7,500
                                                                -------
                        Total ...............................   $37,600

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Under Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

        The Registrant's Certificate of Incorporation and By-laws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

         The Registrant has entered into a letter agreement with a certain former executive officer whereby the Registrant has agreed to pay for expenses (including attorney's fees) incurred by such executive officer in connection with an ongoing SEC inquiry in advance of any final disposition of such inquiry. In the event it is ultimately determined that such executive officer is not entitled to indemnification under the terms of the Registrant's Bylaws or other applicable laws or regulations such executive officer is obligated to repay all amounts advanced by the Registrant on such executive officer's behalf.

         The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         Since June 14, 1993, the Registrant has sold and issued the following unregistered securities:

         1. Between June 14, 1993 and June 14, 1996, the Registrant granted to employees, directors and consultants of the Registrant options to purchase 8,214,657 shares of Common Stock at a weighted average exercise price of $1.85. During that same period, options to purchase 36,000 shares of Common Stock were exercised for an aggregate purchase price of $66,375.

         2. In April 1994, the Registrant completed a private placement of 7% Convertible Debentures ("7% Debentures") in the aggregate principal amount of $4,245,000. The 7% Debentures were convertible into 1,476,522 shares of Common Stock of the Registrant. In conjunction with the private placement of the 7% Debentures, the Registrant issued to Allen & Company Incorporated who acted as a placement agent for the 7% Debentures, certain warrants to purchase up to 300,000 shares of Common Stock at a purchase price of $2.875 per share.

         3. In December 1994, the Registrant completed a private placement of 1,850,000 shares of its Common Stock at a per share sales price of $1.625, with net proceeds to the Registrant (after paying certain costs associated with the private placement) of approximately $2,627,000.

         4. In June 1995, the Registrant issued 312,500 shares of its Common Stock (the "Merger Shares") in connection with the merger of CELx Corporation ("CELx"), the Company's former majority owned subsidiary, with and into the Company. The Merger Shares were issued to persons, other than the Company, who held capital stock of CELx. The fair market value of the Merger Shares at the time of the merger was $625,000.

         5. In September 1995, the Registrant issued to holders of certain 7% Convertible Debentures (the "7% Debentures") of the Registrant, 1,254,817 shares of Common Stock of the Registrant in connection with an offer by the Registrant to exchange one share of its Common Stock for each $2.25 of outstanding principal balance of the 7% Debentures.

         6. In December 1995, the Registrant completed a private placement of $1,500,000 of Senior Convertible Debentures (the "Senior Debentures") to certain accredited investors. The Debentures were convertible into shares of Common Stock of the Company at the rate of one share of Common Stock for each $1.50 of then outstanding principal amount of the Senior Debentures. Allen & Company Incorporated purchased $500,000 of the Debentures. In January 1996, the Senior Debentures automatically converted into 1,000,000 shares of the Company's Common Stock in connection with the closing of the Private Placement described in paragraph 7 below. Allen & Company Incorporated acted as a non-exclusive placement agent for the Registrant with respect to the Senior Debenture offering and received a placement fee in the form of 20,000 shares of Common Stock of the Company in connection with the Senior Debenture offering.

         7. In January 1996, the Company completed a private placement of 8,540,702 shares of Common Stock of the Company (the "Private Placement") with certain accredited investors at a per share sales price of $1.50, for an aggregate offering price of $12,811,053. Allen & Company Incorporated acted as a non-exclusive placement agent for the Company with respect to the Private Placement and received a placement fee of $225,000, or 6% of the gross proceeds attributable to securities actually placed by Allen & Company Incorporated in the Private Placement.

         8. In March 1996, the Registrant issued to holders of certain 7% Debentures of the Registrant, 399,252 shares of Common Stock of the Registrant in connection with an offer by the Registrant to exchange one share of its Common Stock for each $2.25 of outstanding principal amount, including accrued and unpaid interest, of the Registrant's 7% Debentures.

         9. On April 30, 1996, the Registrant issued to various holders of 7% Debentures an aggregate of 12,005 shares of Common Stock of the Registrant with respect to accrued interest on the outstanding principal balance of the Registrant's 7% Debentures.

         The sales and issuances of securities in the transactions described in paragraphs 1 - 9 above were deemed to be exempt from registration under the Securities Act principally by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information. In addition, the sale and issuance of the securities in the transaction described in paragraph 8 above were deemed to be exempt from registration under the Securities Act by virtue of
Section 3(a)9 of the Securities Act. The recipients of the securities were existing holders of securities of the Registrant and no commissions were directly or indirectly paid or given in connection with the Exchange Offer.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER          DESCRIPTION OF DOCUMENT                            INCORPORATED BY REFERENCE TO
- -------         -----------------------                            ----------------------------
3.1             Amended and Restated Certificate of                Exhibit 3.1 to Form 10-K for the year ended
                Incorporation of the Registrant                    December 31, 1995 ("1995 Form 10-K")

3.2             Amended and Restated Bylaws of the Registrant      Exhibit 3.2 to 1995 Form 10-K

4.1             Specimen Stock Certificate                         Exhibit 4.1 to Form S-1 Registration
                                                                   Statement No. 33-41225 ("Form S-1")

4.2             Form of Common Stock Purchase Warrants             Exhibit 4.1 to Form S-1

4.3             Incentive Stock Option                             Exhibit 28.2 to Form S-8 Registration
                                                                   Statement No. 33-20188 ("Form S-8")

4.4             Form of Nonqualified Stock Option                  Exhibit 28.2 to Form S-8

4.5             Form of Stock Option - Other                       Exhibit 4.5 to Form 10-K for the year
                                                                   ended December 31, 1993
                                                                   ("1993 Form 10-K")

4.6             Form of Employee Stock Warrant                     Exhibit 10.13 of Form S-1

4.7             Form of 7% Convertible Debentures                  Exhibit 10.1 to Form 10-Q for the quarter
                                                                   ended March 31, 1994 (the "1994 10-Q")

4.8             Warrant Agreement dated as of April 22, 1994       Exhibit 10.3 to the 1994 10-Q
                between IMRE Corporation and Allen
                & Company Incorporated

4.9             Form of 7% Convertible Debenture                   Exhibit 10.4 to the 1994 10-Q
                Purchase Agreement

4.10            Form of Senior Convertible Debenture               Exhibit 4.10 to 1995 Form 10-K

4.11            Form of Senior Convertible Debenture               Exhibit 4.11 to 1995 Form 10-K
                Convertible Debenture Purchase Agreement

4.12            Form of a Stock Purchase Agreement                 Exhibit 4.12 to 1995 Form 10-K
                for January 1996 Private Placement

5.1             Opinion of Cooley Godward Castro Huddleson &
                Tatum

10.1            Stock Option and Stock Appreciation Plan           Exhibit 28.1 to Form S-8

10.2            1988 Nonqualified                                  Exhibit 28.3 to Form S-8
                Stock Option Plan

10.3            Sub-lease Agreement                                Exhibit 10.3 to 1993 Form
                dated October 11, 1991                             10-K

10.4            Lease Agreement dated April 26, 1994               Exhibit 10.4 to Form 10-K for
                ("1994 Form 10-K")                                 the year ended December 31,

10.5            Warrant Agreement dated as of August 29,           Exhibit 99.1 to Form S-3
                1991 between  IMRE Corporation and                 Registration Statement No.
                Manufacturers Hanover Trust Company of             33-71278
                California (now known as Chemical Trust
                Company of California)

10.6            Severance Agreement                                Exhibit 10.6 to 1995 Form
                with Martin D. Cleary                              10-K

10.7            Consulting Agreement                               Exhibit 10.7 to 1995 Form
                with Harvey J. Hoyt                                10-K

10.8            Employment Agreement                               Exhibit 10.8 to 1995 Form
                with Jay D. Kranzler                               10-K

10.9            Employment Agreement                               Exhibit 10.9 to 1995 Form
                with Debby Jo Blank                                10-K

10.10           Employment Arrangement                             Exhibit 10.10 to 1995
                with Frank R. Jones                                Form 10-K

10.11           Employment Agreement                               Exhibit 10.11 to 1995
                with Alex P. de Soto                               Form 10-K

10.12           Baxter Distribution                                Exhibit 10.1 to Form 8-K dated
                Agreement                                          March 18, 1994

10.13           Amendment No. 1 dated March 28. 1995               Exhibit 10.1 to Form
                to Baxter Distribution Agreement                   8-K dated March 25, 1995

10.14           Resignation Agreement with Alex P. de Soto

10.15           Consulting Agreement with Alex P. de Soto

10.16           Letter of Resignation with Frank R. Jones

10.17 Lease dated May 3, 1996 between the Company and the Thomas M. and Dorothy K. McMillan Family
                Trust and OM Interests, Inc.

10.18           Sublease Agreement dated April 15, 1996 between    Exhibit 99.1 to Form 10-Q for the period
                the Company and Bristol-Myers Squibb Company       ended March 31, 1996

11.1            Statement regarding computation of                 Item 8 of 1995 Form 10-K
                per share income (loss)

16.1            Letter regarding change in certifying              Exhibit 16.1 to 1994 Form 10-K
                accountant

23.1            Consent of Ernst & Young LLP, 1994
                and 1995 independent auditors

23.2            Consent of Coopers & Lybrand LLP,
                1993 independent auditors

23.3            Report of Ernst & Young LLP,                       Reference is made to page F-2 of this
                1995 independent auditors                          Registration Statement

23.4            Report of Coopers & Lybrand LLP,                   Reference is made to page F-3 of this
                1993 independent auditors                          Registration Statement

23.5            Consent of Townsend                                Exhibit 23.4 to 1995
                and Townsend and Crew                              Form 10-K/A

24.1            Power of Attorney                                  Reference is made to page II-7 of this
                                                                   Registration Statement

27.1            Financial Data Schedule                            Exhibit 27.1 to 1995 Form 10-K

- -------------------------

ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 15 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant undertakes that: (1) for the purpose of determining any liability under the Securities Act, the information omitted from and form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 12, 1996.

                       CYPRESS BIOSCIENCE, INC.

                       By:  /s/ Jay D. Kranzler, M.D., Ph.D.
                            ----------------------------------------------------
                            Jay D. Kranzler, M.D., Ph.D.
                            Chief Executive Officer and Chief Scientific Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay D. Kranzler, M.D., Ph.D. and Susan E. Feiner, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their or his substitute or substituted may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                                         Date
- ---------                            -----                                         ----

/s/  JAY D. KRANZLER, M.D., PH.D.    Chief Executive Officer, Chief Scientific     July 11, 1996
- ---------------------------------    Officer and Vice Chairman of the Board
Jay D. Kranzler, M.D., Ph.D.         (Principal Executive Officer)

/s/  DEBBY JO BLANK, M.D.            President, Chief Operating Officer and        July 11, 1996
- ---------------------------------    Director
Debby Jo Blank, M.D.

/s/  SUSAN E. FEINER                 Director of Finance, Controller,              July 11, 1996
- ---------------------------------    Secretary and Treasurer (Principal
Susan E. Feiner                      Financial Officer)

/s/  RICHARD M. CROOKS, JR.          Chairman of the Board                         July 11, 1996
- ---------------------------------
Richard M. Crooks, Jr.

/s/  PHILIP J. O'REILLY              Director                                      July 11, 1996
- ---------------------------------
Philip J. O'Reilly

/s/  JACK H. VAUGHN                  Director                                      July 11, 1996
- ---------------------------------
Jack H. Vaughn

                                 EXHIBIT INDEX

EXHIBIT
NUMBER          DESCRIPTION OF DOCUMENT                            INCORPORATED BY REFERENCE TO
- -------         -----------------------                            ----------------------------
3.1             Amended and Restated Certificate of                Exhibit 3.1 to Form 10-K for the year ended
                Incorporation of the Registrant                    December 31, 1995 ("1995 Form 10-K")

3.2             Amended and Restated Bylaws of the Registrant      Exhibit 3.2 to 1995 Form 10-K

4.1             Specimen Stock Certificate                         Exhibit 4.1 to Form S-1 Registration
                                                                   Statement No. 33-41225 ("Form S-1")

4.2             Form of Common Stock Purchase Warrants             Exhibit 4.1 to Form S-1

4.3             Incentive Stock Option                             Exhibit 28.2 to Form S-8 Registration
                                                                   Statement No. 33-20188 ("Form S-8")

4.4             Form of Nonqualified Stock Option                  Exhibit 28.2 to Form S-8

4.5             Form of Stock Option - Other                       Exhibit 4.5 to Form 10-K for the year
                                                                   ended December 31, 1993
                                                                   ("1993 Form 10-K")

4.6             Form of Employee Stock Warrant                     Exhibit 10.13 of Form S-1

4.7             Form of 7% Convertible Debentures                  Exhibit 10.1 to Form 10-Q for the quarter
                                                                   ended March 31, 1994 (the "1994 10-Q")

4.8             Warrant Agreement dated as of April 22, 1994       Exhibit 10.3 to the 1994 10-Q
                between IMRE Corporation and Allen
                & Company Incorporated

4.9             Form of 7% Convertible Debenture                   Exhibit 10.4 to the 1994 10-Q
                Purchase Agreement

4.10            Form of Senior Convertible Debenture               Exhibit 4.10 to 1995 Form 10-K

4.11            Form of Senior Convertible Debenture               Exhibit 4.11 to 1995 Form 10-K
                Convertible Debenture Purchase Agreement

4.12            Form of a Stock Purchase Agreement                 Exhibit 4.12 to 1995 Form 10-K
                for January 1996 Private Placement

5.1             Opinion of Cooley Godward Castro Huddleson &
                Tatum

10.1            Stock Option and Stock Appreciation Plan           Exhibit 28.1 to Form S-8

10.2            1988 Nonqualified                                  Exhibit 28.3 to Form S-8
                Stock Option Plan

10.3            Sub-lease Agreement                                Exhibit 10.3 to 1993 Form
                dated October 11, 1991                             10-K

10.4            Lease Agreement dated April 26, 1994               Exhibit 10.4 to Form 10-K for
                ("1994 Form 10-K")                                 the year ended December 31,

10.5            Warrant Agreement dated as of August 29,           Exhibit 99.1 to Form S-3
                1991 between  IMRE Corporation and                 Registration Statement No.
                Manufacturers Hanover Trust Company of             33-71278
                California (now known as Chemical Trust
                Company of California)

10.6            Severance Agreement                                Exhibit 10.6 to 1995 Form
                with Martin D. Cleary                              10-K

10.7            Consulting Agreement                               Exhibit 10.7 to 1995 Form
                with Harvey J. Hoyt                                10-K

10.8            Employment Agreement                               Exhibit 10.8 to 1995 Form
                with Jay D. Kranzler                               10-K

10.9            Employment Agreement                               Exhibit 10.9 to 1995 Form
                with Debby Jo Blank                                10-K

10.10           Employment Arrangement                             Exhibit 10.10 to 1995
                with Frank R. Jones                                Form 10-K

10.11           Employment Agreement                               Exhibit 10.11 to 1995
                with Alex P. de Soto                               Form 10-K

10.12           Baxter Distribution                                Exhibit 10.1 to Form 8-K dated
                Agreement                                          March 18, 1994

10.13           Amendment No. 1 dated March 28. 1995               Exhibit 10.1 to Form
                to Baxter Distribution Agreement                   8-K dated March 25, 1995

10.14           Resignation Agreement with Alex P. de Soto

10.15           Consulting Agreement with Alex P. de Soto

10.16           Letter of Resignation with Frank R. Jones

10.17 Lease dated May 3, 1996 between the Company and the Thomas M. and Dorothy K. McMillan Family
                Trust and OM Interests, Inc.

10.18           Sublease Agreement dated April 15, 1996 between    Exhibit 99.1 to Form 10-Q for the period
                the Company and Bristol-Myers Squibb Company       ended March 31, 1996

11.1            Statement regarding computation of                 Item 8 of 1995 Form 10-K
                per share income (loss)

16.1            Letter regarding change in certifying              Exhibit 16.1 to 1994 Form 10-K
                accountant

23.1            Consent of Ernst & Young LLP, 1994
                and 1995 independent auditors

23.2            Consent of Coopers & Lybrand LLP,
                1993 independent auditors

23.3            Report of Ernst & Young LLP,                       Reference is made to page F-2 of this
                1995 independent auditors                          Registration Statement

23.4            Report of Coopers & Lybrand LLP,                   Reference is made to page F-3 of this
                1993 independent auditors                          Registration Statement

23.5            Consent of Townsend                                Exhibit 23.4 to 1995
                and Townsend and Crew                              Form 10-K/A

24.1            Power of Attorney                                  Reference is made to page II-7 of this
                                                                   Registration Statement

27.1            Financial Data Schedule                            Exhibit 27.1 to 1995 Form 10-K